Exhibit 2.1

Execution Copy

TRANSACTION AGREEMENT

by and among

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.,

HWC ACQUISITION, LLC,

HWC MERGER CORPORATION,

HYDRAULIC WELL CONTROL, LLC

and

HWC ENERGY SERVICES, INC.

dated as of

November 21, 2005

i

Exhibits

Exhibit A-1	Form of HWC Limited Acquisition Note
Exhibit A-2	Form of HWC LLC Merger Note
Exhibit B	Form of Parent Charter Amendment
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Commitment Letter
Exhibit E	Form of Rights Plan Amendment

Schedules

Schedule 3.6	Target Subsidiaries’ Capitalization
Schedule 3.8	Target Subsidiaries’ Liabilities
Schedule 3.9	Target Subsidiaries’ Changes
Schedule 3.10	Target Subsidiaries’ Tax Matters
Schedule 3.11	Target Subsidiaries’ Compliance with Laws
Schedule 3.12	Target Subsidiaries’ Legal Proceedings
Schedule 3.15	Target Subsidiaries
Schedule 3.18	Target Subsidiaries’ Title to Properties
Schedule 3.19	Sufficiency and Condition of Properties
Schedule 3.20	Target Subsidiaries’ Real Property
Schedule 3.21	Target Subsidiaries’ Leased Property
Schedule 3.22	Target Subsidiaries’ Agreements
Schedule 3.25	HWC Plans and HWC Programs
Schedule 3.25(i)	Target Subsidiary Employees Receiving Additional ERISA Benefits
Schedule 3.26	Target Subsidiaries’ Past Due Accounts
Schedule 3.27	Target Books and Records
Schedule 3.28	Target Subsidiaries’ Illegal Payments
Schedule 4.4	Parent Consents
Schedule 4.6	Parent’s Capitalization
Schedule 4.11	Parent’s Liabilities
Schedule 4.13	Parent’s Tax Matters
Schedule 4.15	Parent’s Legal Proceedings
Schedule 4.18	Parent Subsidiaries
Schedule 4.21	Parent’s Title to Properties

v

Schedule 4.23	Parent’s Agreements
Schedule 4.26	Parent Plans and Parent Programs
Schedule 5.2(h)	HWC Committed Capital Expenditures
Schedule 6.8(b)	Change of Control Employees
Schedule 6.9	Parent Stock Options
Schedule 10.2	Seller Indemnified Matters
Schedule 12.1	Excluded Assets

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”), dated as of November 21, 2005, among Boots & Coots International Well Control, Inc., a Delaware corporation (“Parent”), HWC Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), HWC Merger Corporation, a Delaware corporation and wholly owned subsidiary of Merger Sub (“Acquisition Sub”), HWC Energy Services, Inc., a Delaware corporation (“Seller”), and Hydraulic Well Control, LLC, a Delaware limited liability company (“HWC LLC”).

WHEREAS, Seller owns all of the issued and outstanding capital stock of HWCES International, a Cayman Islands corporation (“HWCES”) and HWC Limited, a Louisiana corporation (“HWC Limited”), and all of the issued and outstanding membership interests in HWC LLC (together with HWCES and HWC Limited, the “Target Subsidiaries”); and

WHEREAS, (a) the respective Boards of Directors of Parent, Acquisition Sub and Seller, (b) Parent, acting as the sole member of Merger Sub and (c) Seller, acting as the sole member of HWC LLC, have determined that the acquisitions of the Target Subsidiaries by Merger Sub and Acquisition Sub are desirable and in the best interests of the stockholders and members of the respective companies, and the Managers of Merger Sub also have determined that such acquisitions are in the best interests of the sole member of Merger Sub; and

WHEREAS, the respective Boards of Directors of Parent, Acquisition Sub and Seller, the Managers of Merger Sub, and Parent, acting as the sole member of Merger Sub, have approved the transfer of all of the outstanding shares of capital stock of HWCES and HWC Limited to Merger Sub, in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, the respective Boards of Directors of Parent, Acquisition Sub and Seller; Seller, acting as the sole member of HWC LLC; the Managers of Merger Sub; and Parent, acting as the sole member of Merger Sub, have approved the merger of Acquisition Sub with and into HWC LLC, with HWC LLC being the surviving entity (the “HWC LLC Merger”), and the merger of such surviving entity immediately following the consummation of the HWC LLC Merger with and into Merger Sub, with Merger Sub being the surviving entity (the “Upstream Merger”), upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties intend that (a)  the HWC LLC Merger and the Upstream Merger shall be treated for United States federal income tax purposes as a single integrated transaction (the “Merger”) that constitutes a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) the transfer of the HWCES Shares shall be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, (c) this Agreement, as it relates to the Merger and such transfer, respectively, shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and (d) Parent and HWC LLC, and Parent and HWCES, respectively, will each be a party to such reorganizations within the meaning of Section 368(b) of the Code; and

WHEREAS, the Board of Directors of Parent has received the written opinion of Howard Frazier Barker Elliott, Inc. to the effect that the Aggregate Consideration to be paid to Seller is fair from a financial point of view; and

WHEREAS, the parties desire to set forth certain representations, warranties, and covenants made by each to the other as an inducement to the consummation of such transactions;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, Acquisition Sub, Seller and HWC LLC hereby agree as follows:

ARTICLE I
THE TRANSACTIONS

Section 1.1                    The HWCES Acquisition.

(a)          The HWCES Acquisition. At the Effective Time, and on the terms and subject to the conditions set forth in this Agreement, Seller shall transfer, assign, convey and deliver to Merger Sub, and Merger Sub shall acquire from Seller, all of the issued and outstanding shares of capital stock of HWCES (the “HWCES Shares”).

(b)          The HWCES Consideration. The total consideration (the “HWCES Consideration”) to be paid to Seller at the Closing for the transfer, assignment, conveyance and delivery of the HWCES Shares shall be the issuance and delivery by Parent, on behalf of Merger Sub, of an aggregate of 10,584,854 shares, subject to adjustment pursuant to Section 2.1(c) below (the “HWCES Acquisition Parent Shares”) of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”).

Section 1.2                    The HWC Limited Acquisition.

(a)          The HWC Limited Acquisition. At the Effective Time, and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver to Merger Sub, and Merger Sub shall purchase from Seller, all of the issued and outstanding shares of capital stock of HWC Limited (the “HWC Limited Shares”).

(b)          The HWC Limited Consideration. The total consideration (the “HWC Limited Consideration”) to be paid to Seller at the Closing for the sale, transfer, assignment, conveyance and delivery of the HWC Limited Shares shall be the issuance and delivery by Parent, on behalf of Merger Sub, of an Unsecured Senior Subordinated Promissory Note of Parent in the principal amount of $10,000,000.00 in the form of Exhibit A-1 attached hereto, with interest accruing at a rate of 10% per annum, subject to adjustment pursuant to Sections 2.1 and 10.6 hereof (the “HWC Limited Acquisition Note”).

Section 1.3                    The HWC LLC Merger and the Upstream Merger.

(a)          The HWC LLC Merger. At the HWC LLC Effective Time, and on the terms and subject to the conditions set forth in this Agreement, Acquisition Sub shall be merged with and into HWC LLC in the HWC LLC Merger, HWC LLC shall continue its existence under the Delaware Limited Liability Company Act (the “State Law”) as the surviving entity in the HWC LLC Merger (the “Surviving Company”), and the separate corporate existence of Acquisition Sub shall cease.

(b)          The HWC LLC Consideration. At the HWC LLC Effective Time, by virtue of the HWC LLC Merger and without any action on the part of Parent, Acquisition Sub, Seller or HWC LLC, Seller shall be entitled to receive in consideration for the outstanding membership interests of HWC LLC (the “HWC LLC Membership Interests”) (i) an aggregate of 15,877,283 shares (the “HWC LLC Merger Parent Shares”) of Parent Common Stock and (ii) an Unsecured Senior Subordinated Promissory Note of Parent in the principal amount of $5,000,000.00 in the form of Exhibit A-2 attached hereto, with interest accruing at a rate of 10% per annum, subject to adjustment pursuant to Sections 2.1 and 10.6 hereof (the “HWC LLC Merger Note” and, together with the HWC LLC Merger Parent Shares, the “HWC LLC Consideration”).

(c)          Effects of the HWC LLC Merger. The HWC LLC Merger shall have the effects set forth in the applicable provisions of State Law. Without limiting the generality of the foregoing, and subject thereto, at the HWC LLC Effective Time, (i) all the properties, rights, privileges, powers, and franchises of HWC LLC and Acquisition Sub shall vest in the Surviving Company, without any transfer or assignment having occurred, and all debts, liabilities, and duties of HWC LLC and Acquisition Sub shall become the debts, liabilities, and duties of the Surviving Company, and (ii) the holder of the HWC LLC Membership Interests shall be entitled to receive the HWC LLC Consideration as provided in Section 1.3(b) above.

(d)          Certificate of Formation. The Certificate of Formation of HWC LLC, as in effect immediately prior to the HWC LLC Effective Time, shall be the Certificate of Formation of the Surviving Company, until thereafter amended in accordance with its terms and as provided by State Law.

(e)          Limited Liability Company Agreement. The Limited Liability Company Agreement of HWC LLC, as in effect immediately prior to the HWC LLC Effective Time, shall be the Limited Liability Company Agreement of the Surviving Company, until thereafter amended in accordance with its terms and as provided by State Law.

(f)          Officers. The officers of HWC LLC immediately prior to the HWC LLC Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the Certificate of Formation and Limited Liability Company Agreement of the Surviving Company and until his or her successor is duly elected and qualified in accordance with State Law or until his or her earlier death, resignation, or removal.

(g)          The Upstream Merger. At the Effective Time, and on the terms and subject to the conditions set forth in this Agreement, the Surviving Company shall be merged with and into Merger Sub in the Upstream Merger, Merger Sub shall continue its existence under State Law as the surviving entity in the Upstream Merger (the “Upstream Surviving Company”), and the separate limited liability company existence of HWC LLC shall cease.

(h)          Effects of the Upstream Merger. The Upstream Merger shall have the effects set forth in the applicable provisions of State Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, and franchises of the Surviving Company and Merger Sub shall vest in the Upstream Surviving Company, without any transfer or assignment having occurred, and all debts, liabilities, and duties of Surviving Company and Merger Sub shall become the debts, liabilities, and duties of the Upstream Surviving Company.

(i)          Effective Times of the HWC LLC Merger and the Upstream Merger. At the Closing, the parties hereto will cause the HWC LLC Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of State Law and in form and substance reasonably acceptable to Parent and Seller (the “Certificate of Merger”). The HWC LLC Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified in the Certificate of Merger pursuant to the mutual agreement of Parent and Seller (the “HWC LLC Effective Time”). At the Closing and immediately following the HWC LLC Effective Time, the parties hereto will cause the Upstream Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of State Law and in form and substance reasonably acceptable to Parent and Seller (the “Upstream Certificate of Merger”). The Upstream Merger shall become effective at such time as the Upstream Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified in the Upstream Certificate of Merger pursuant to the mutual agreement of Parent and Seller (the “Effective Time”).

Section 1.4                    Closing. The closing of the HWCES Acquisition, the HWC Limited Acquisition, the HWC LLC Merger and the Upstream Merger (the “Closing”) shall take place (i) at the offices of Thompson & Knight LLP, 333 Clay Street, Suite 3300, Houston, Texas 77002 as soon as practicable after the satisfaction or, if permissible, waiver of the conditions to the obligations of the parties set forth in Articles VII and VIII or (ii) at such other time or place or on such other date as the parties hereto shall agree, provided that the closing conditions set forth in Articles VII and VIII have been satisfied or waived at or prior to such other time and date; provided, however, that the Closing shall occur on the first day of the month. The date on which the Closing occurs is herein referred to as the “Closing Date.” All such Closing transactions shall be deemed to have occurred simultaneously.

Section 1.5                    Changes in Parent Common Stock. In the event of any stock split, combination, reclassification, recapitalization, exchange, stock dividend, or other distribution payable in Parent Common Stock with respect to shares of Parent Common Stock (or if a record date with respect to any of the foregoing should occur) during the period between the date of this Agreement and the Effective Time, then the Parent Shares shall be appropriately adjusted to reflect such stock split, combination, reclassification, recapitalization, exchange, stock dividend, or other distribution.

Section 1.6                    Excluded Assets. The transactions contemplated by this Agreement exclude (and the representations and warranties in this Agreement shall not apply to) the Excluded Assets. Prior to the Closing Date, Seller shall cause the Excluded Assets to be transferred to Seller or any of its Affiliates (other than the Target Subsidiaries).

Section 1.7                    Intercompany Eliminations. Upon the Closing, all intercompany receivables and payables (other than for federal Taxes and any state Taxes for which the Target Subsidiaries join in the filing of a consolidated, combined or unitary Tax Return to the extent reflected as a current liability on the Closing Date Balance Sheets) between any of the Target Subsidiaries and Seller or any of its Affiliates (other than the Target Subsidiaries) shall be canceled, and Seller shall, and shall cause its Affiliates to, execute and deliver such documents as Parent shall reasonably request to evidence the cancellation thereof.

ARTICLE II
WORKING CAPITAL ADJUSTMENT

Section 2.1                    Working Capital Adjustment.

(a)          The parties hereto acknowledge that (i) the HWCES Consideration has been based in part on HWCES having a minimum Working Capital as of the Closing Date equal to $1.3 million (the “HWCES Working Capital Minimum”), (ii) the HWC Limited Consideration has been based in part on HWC Limited having a minimum Working Capital as of the Closing Date equal to $1.2 million (the “HWC Limited Working Capital Minimum”) and (iii) the HWC LLC Consideration has been based in part on HWC LLC having a minimum Working Capital as of the Closing Date equal to $2.2 million (the “HWC LLC Working Capital Minimum”). Accordingly, for the purpose of confirming each of the HWCES Working Capital Minimum, the HWC Limited Working Capital Minimum and the HWC LLC Working Capital Minimum as of the Closing Date, Parent shall prepare, or cause to be prepared, consolidated balance sheets of each of the Target Subsidiaries as of the Closing Date, which balance sheets will be prepared in accordance with generally accepted accounting principles (“GAAP”) consistent with Seller’s past practices; provided, however, that even if inconsistent with GAAP, the balance sheets shall not take into account (x) the transactions contemplated herein, except for any legal, accounting, banking and other transaction expenses incurred by the Target Subsidiaries relating to the transactions contemplated herein through the Closing Date and that are outstanding as of the Closing Date, which shall be reflected in such balance sheets as current liabilities or (y) the receipt of any payment in current assets on account of a Casualty Insurance Payment. The balance sheets prepared in accordance with the foregoing are referred to individually as the “HWCES Closing Date Balance Sheet,” the “HWC Limited Closing Date Balance Sheet” and the “HWC LLC Closing Date Balance Sheet” (as appropriate) and collectively as the “Closing Date Balance Sheets.”

(b)          No later than 45 calendar days after the Closing Date, Parent shall deliver to Seller the Closing Date Balance Sheets together with a worksheet (the “Working Capital Statement”) showing the difference, if any, between (i) the Working Capital shown on the HWCES Closing Date Balance Sheet and the HWCES Working Capital Minimum, (ii) the Working Capital shown on the HWC Limited Closing Date Balance Sheet and the HWC Limited Working Capital Minimum and (iii) the Working Capital shown on the HWC LLC Closing Date Balance Sheet and the HWC LLC Working Capital Minimum. Within 10 days after Seller’s receipt of the Closing Date Balance Sheets and the Working Capital Statement, Seller shall give Parent notice of any disagreement it may have with the Closing Date Balance Sheets or the Working Capital Statement (the “Working Capital Dispute Notice”), and such notice shall specify in detail the nature of the disagreement. During the 20 days after the day on which any Working Capital Dispute Notice is given, Parent and Seller shall attempt in good faith to resolve such dispute. If they fail to reach a written agreement regarding the dispute in such 20-day period, either Seller or Parent may refer the matter to a firm of certified independent accountants mutually agreeable to Parent and Seller (the “Independent Accountant”). If Parent and Seller cannot agree on the Independent Accountant within 10 days after Parent or Seller, as applicable, first exercises its right under the foregoing sentence, either Seller or Parent may refer the matter to mandatory and binding arbitration to be conducted pursuant to the Federal Arbitration Act by a panel of three arbitrators (the “Arbitration Panel”), with one arbitrator selected by each of Parent and Seller and the third selected by such two arbitrators, referring to the Commercial Arbitration Rules of the American Arbitration Association, as they may be amended from time to time (the “AAA Rules”), except as expressly provided in this Section 2.2. The Independent Accountant or Arbitration Panel, as applicable, shall be required to adopt the Closing Date Balance Sheets and the Working Capital Statement proposed by either Parent or Seller and as submitted to the Independent Accountant or Arbitration Panel, as applicable, and shall have no power whatsoever to reach any other result and shall adopt the Closing Date Balance Sheets and the Working Capital Statement that in its judgment are the closest to being in conformity with the provisions of this Agreement. If there is no timely objection as provided above, the Closing Date Balance Sheets and the Working Capital Statement as determined by Parent shall be binding and final for purposes of this Agreement. If there is a timely objection as provided above, the Closing Date Balance Sheets and the Working Capital Statement as revised, if applicable, by the agreement of Parent and Seller or by the Independent Accountant or Arbitration Panel, as applicable, shall be binding and final for purposes of this Agreement. All of the costs and expenses of the Independent Accountant or Arbitration Panel, as applicable, shall be borne by Parent (if the Independent Accountant or Arbitration Panel, as applicable, adopts the Closing Date Balance Sheets and the Working Capital Statement proposed by Seller) or Seller (if the Independent Accountant or Arbitration Panel, as applicable, adopts the Closing Date Balance Sheets and the Working Capital Statement proposed by Parent); provided, however, that if the Closing Date Balance Sheets and the Working Capital Statement are determined by agreement of the parties following the designation of the Independent Accountant or Arbitration Panel, as applicable, the costs and expenses of the Independent Accountant or Arbitration Panel, as applicable, shall be borne equally by Parent, on the one hand, and Seller, on the other hand.

(c)          Following the final determination of the Closing Date Balance Sheets and the Working Capital Statement as set forth in Section 2.1(b) above:

(i)          if the HWCES Working Capital Minimum exceeds the Working Capital shown on the HWCES Closing Date Balance Sheet, then Seller shall promptly (but in any event within 10 days) wire transfer in immediately available funds to Parent, to an account designated by Parent in accordance with Section 11.1, an amount equal to such excess;

(ii)         if the HWC Limited Working Capital Minimum exceeds the Working Capital shown on the HWC Limited Closing Date Balance Sheet, then Seller shall promptly (but in any event within 10 days) wire transfer in immediately available funds to Parent, to an account designated by Parent in accordance with Section 11.1, an amount equal to such excess;

(iii)        if the HWC LLC Working Capital Minimum exceeds the Working Capital shown on the HWC LLC Closing Date Balance Sheet, then Seller shall promptly (but in any event within 10 days) wire transfer in immediately available funds to Parent, to an account designated by Parent in accordance with Section 11.1, an amount equal to such excess;

(iv)        if the Working Capital shown on the HWCES Closing Date Balance Sheet exceeds the HWCES Working Capital Minimum (an “HWCES Working Capital Surplus”), then (A) that number of HWC LLC Merger Parent Shares that is equal to (1) such excess divided by (2) the closing price of the Parent Common Stock on the American Stock Exchange on the Closing Date (rounded up to the nearest whole share) shall be deemed to have been issued to Seller in respect of the HWCES Acquisition and shall for all purposes hereunder be deemed to be HWCES Acquisition Parent Shares and not HWC LLC Merger Parent Shares and (B) at Parent’s election (to be made promptly after such final determination) either (x) Parent shall promptly (but in any event within 10 days) wire transfer in immediately available funds to Seller, to an account designated by Seller in accordance with Section 11.1, an amount equal to the HWCES Working Capital Surplus and such payment shall be deemed to have been made in respect of the HWC LLC Merger or (y) the principal amount of the HWC LLC Merger Note shall be increased by an amount equal to the HWCES Working Capital Surplus (the “HWC LLC Merger Note Increase”), with such increase to be effective as of the Closing Date (it being understood that interest shall accrue on such excess as if such excess had originally been included as principal in the HWC LLC Merger Note, as provided in the HWC LLC Merger Note);

(v)         if the Working Capital shown on the HWC Limited Closing Date Balance Sheet exceeds the HWC Limited Working Capital Minimum, then at Parent’s election (to be made promptly after such final determination) either (A) Parent shall promptly (but in any event within 10 days) wire transfer in immediately available funds to Seller, to an account designated by Seller in accordance with Section 11.1, an amount equal to such excess or (B) the principal amount of the HWC Limited Acquisition Note shall be increased by the amount of such excess, with such increase to be effective as of the Closing Date (it being understood that interest shall accrue on such excess as if such excess had originally been included as principal in the HWC Limited Acquisition Note, as provided in the HWC Limited Acquisition Note);

(vi)        if the Working Capital shown on the HWC LLC Closing Date Balance Sheet exceeds the HWC LLC Working Capital Minimum, then at Parent’s election (to be made promptly after such final determination) either (A) Parent shall promptly (but in any event within 10 days) wire transfer in immediately available funds to Seller, to an account designated by Seller in accordance with Section 11.1, an amount equal to such excess or (B) the principal amount of the HWC LLC Merger Note shall be increased by the amount of such excess, with such increase to be effective as of the Closing Date (it being understood that interest shall accrue on such excess as if such excess had originally been included as principal in the HWC LLC Merger Note, as provided in the HWC LLC Merger Note); and

(vii)        if Seller is required to make any cash payment to Parent in accordance with Section 2.1(c)(i)-(iii) above (each, a “Seller Working Capital Payment”) and Parent is required to make any cash payment to Seller or to increase the principal amount of the HWCLLC Merger Note or the HWC Limited Acquisition Note in accordance with Section 2.1(c)(iv)-(vi) above (each, a “Parent Working Capital Payment”), then the aggregate amount of any such Seller Working Capital Payments and the aggregate amount of any such Parent Working Capital Payments shall be offset against each other such that there shall be only Seller Working Capital Payments or Parent Working Capital Payments, as applicable, with such offset and such payments being determined in a manner reasonably acceptable to Seller and Parent.

(d)          The parties hereto acknowledge and agree that, notwithstanding the provisions of this Section 2.1, Seller shall be entitled to distribute, and to cause the Target Subsidiaries to distribute, to Seller prior to the Effective Time any and all cash held by the Target Subsidiaries.

(e)          Any rights accruing to any party under this Section 2.1 shall be in addition to and independent of the rights to indemnification under Article XI and any payments made to any party under this Section 2.1 shall not be subject to the requirements of Article XI.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Parent, Merger Sub and Acquisition Sub that:

Section 3.1                    Corporate Status. Each of Seller and the Target Subsidiaries is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate or limited liability company power and authority to own its properties and assets and to transact the business in which it is engaged and presently proposes to engage. Each of the Target Subsidiaries has been duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not, individually and in the aggregate, have a Target Material Adverse Effect.

Section 3.2                    Charter and Bylaws. HWC LLC has made available to Parent accurate and complete copies of (i) the Organizational Documents as currently in effect, (ii) the stock records, and (iii) the minutes of all meetings of the Board of Directors or Board of Managers, any committees of such Board, and the stockholders or members (and all consents in lieu of any meetings), of each of the Target Subsidiaries. Neither Seller nor any of the Target Subsidiaries is in violation of any provision of its Organizational Documents, other than violations that, individually or in the aggregate, would not have a Target Material Adverse Effect.

Section 3.3                    Authority Relative to This Agreement. Each of Seller and HWC LLC has all requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it will be a party and to carry out and perform its obligations under the terms hereof and thereof. All corporate or limited liability company action on the part of each of Seller, HWC LLC and their respective sole stockholder or sole member necessary for the authorization, execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated herein and therein has been taken. This Agreement and each of such Transaction Documents, when executed and delivered by Seller or HWC LLC, as applicable, shall constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 3.4                    Noncontravention. The execution, delivery, and performance by each of Seller and HWC LLC of this Agreement and the Transaction Documents to which it will be a party and the consummation by it of the transactions contemplated herein and therein do not and will not (i) conflict with or result in a violation of any provision of the Organizational Documents of Seller or any of the Target Subsidiaries, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of, or notice to, any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Seller or any of the Target Subsidiaries is a party or by which Seller or any of the Target Subsidiaries, or any of their respective properties, may be bound or any Permit held by Seller or any of the Target Subsidiaries, (iii) result in the creation or imposition of any Encumbrance upon the properties of Seller or any of the Target Subsidiaries, or (iv) assuming compliance with the matters referred to in Section 3.11, violate any Applicable Law binding upon Seller or any of the Target Subsidiaries, except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Encumbrances which would not, individually or in the aggregate, have a Target Material Adverse Effect, and except, in the case of clause (ii) above, for such consents, approvals, authorizations, and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given.

Section 3.5                    Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Seller or any of the Target Subsidiaries in connection with the execution, delivery or performance of this Agreement by Seller and HWC LLC or the consummation by each of the transactions contemplated herein, other than (i) compliance with any applicable requirements of the Securities Act, (ii) compliance with any applicable state securities or takeover laws, and (iii) filing of the Certificate of Merger or filings with Governmental Authorities to occur in the ordinary course following the consummation of the transactions contemplated herein.

Section 3.6                    Capitalization. The number of authorized, issued and outstanding shares of capital stock of each of the Target Subsidiaries are set forth on Schedule 3.6. All outstanding shares of capital stock of each of the Target Subsidiaries are validly issued, fully paid and non-assessable, and are not subject to preemptive rights. Except as set forth on Schedule 3.6, there are outstanding: (i) no shares of capital stock, voting debt or other voting securities of any of the Target Subsidiaries; (ii) no securities of any of the Target Subsidiaries convertible into or exchangeable for capital stock or other voting securities of any of the Target Subsidiaries; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any of the Target Subsidiaries is a party or by which any of them is bound in any case obligating any of the Target Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional capital stock or any other securities of any of the Target Subsidiaries, or any other Person or obligating any of the Target Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which any of the Target Subsidiaries is a party or by which any of them are bound relating to the voting of any capital stock or other voting securities of any of the Target Subsidiaries.

Section 3.7                    Financial Statements.Seller has delivered to Parent accurate and complete copies of (i) an unaudited combined balance sheet of the hydraulic well control business of Oil States International, Inc. as of September 30, 2005 (the “HWC Latest Balance Sheet”), and the related unaudited combined statements of operations and cash flows for the nine-month period then ended (together with the HWC Latest Balance Sheet, the “HWC Latest Financial Statements”), and (ii) an audited combined balance sheet of the hydraulic well control business of Oil States International, Inc. as of December 31, 2004, and the related audited combined statements of operations and retained earnings and cash flows for the year then ended (the “HWC Annual Financial Statements” and, together with the HWC Latest Financial Statements, the “HWC Financial Statements”). The HWC Financial Statements (A) have been prepared from the books and records of Seller and the Target Subsidiaries in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, except as otherwise noted therein and except that the HWC Latest Financial Statements are not accompanied by notes or other textual disclosures required by GAAP, and (B) fairly present in all material respects the combined financial position of the Target Subsidiaries as of the respective dates thereof and their combined results of operations and retained earnings and cash flows for the periods then ended, except that the HWC Latest Financial Statements are (x) subject to normal year-end audit adjustments, which will not be material in the aggregate, and (y) are not accompanied by notes or other textual disclosures required by GAAP.

Section 3.8                    Absence of Undisclosed Liabilities. None of the Target Subsidiaries has any liability or obligation (whether accrued, absolute, contingent, unliquidated, or otherwise) that would be required to be disclosed on a consolidated balance sheet of the Target Subsidiaries (or in the notes thereto) prepared in accordance with GAAP, except (i) liabilities reflected on or reserved against in the HWC Latest Balance Sheet; (ii) liabilities which have arisen since the date of the HWC Latest Balance Sheet in the ordinary course of business (none of which would reasonably be expected to be a material liability for breach of contract, breach of warranty, tort, or infringement); (iii) liabilities arising under executory contracts entered into in the ordinary course of business (none of which would reasonably be expected to be a material liability for breach of contract); (iv) liabilities specifically set forth on Schedule 3.8; and (v) other liabilities which, in the aggregate, would not have a Target Material Adverse Effect.

Section 3.9                    Absence of Certain Changes. Except as disclosed on Schedule 3.9, since September 30, 2005, (i) there has not been any Target Material Adverse Effect, or any event or condition that might have a Target Material Adverse Effect; (ii) the businesses of the Target Subsidiaries have been conducted only in the ordinary course consistent with past practice; (iii) none of the Target Subsidiaries has incurred any material liability, engaged in any material transaction, or entered into any material agreement outside the ordinary course of business consistent with past practice; (iv) none of the Target Subsidiaries has suffered any material loss, damage, destruction, or other casualty to any of its assets (whether or not covered by insurance); and (v) neither Seller nor any of the Target Subsidiaries has taken any of the actions set forth in Section 5.2 except as permitted in this Agreement.

Section 3.10                   Tax Matters.

(a)          Except as disclosed on Schedule 3.10, each of the Target Subsidiaries has timely filed all federal income Tax Returns and all other material domestic and foreign Tax Returns required to be filed by it and has paid all Taxes payable by it which have become due, except for those contested in good faith and adequately reserved against. No action, suit, proceeding, investigation, audit, examination or claim is now pending or, to Seller’s Knowledge, threatened by any taxing authority regarding any Taxes of any of the Target Subsidiaries that could have a Target Material Adverse Effect. None of the Target Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of any of the Target Subsidiaries. Each of the Target Subsidiaries has withheld from each payment made to any of its past or present employees, officers and directors, and any other Person, the amount of all material Taxes required to be withheld therefrom and has paid the same to the proper taxing authority within the time required by law.

(b)          The charges, accruals and reserves for Taxes with respect to the Target Subsidiaries reflected in the Closing Date Balance Sheets will be adequate under GAAP.

(c)          Since February 13, 2001, no Target Subsidiary has been a member of any “affiliated group” (as defined in Section 1504(a) of the Code) or has been included in any consolidated, unitary or combined Tax Return (other than Tax Returns which include only Oil States International, Inc., a Delaware corporation (“Oil States”) and its subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality, and no Target Subsidiary has any liability for the Taxes of any Person (other than Oil States or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), or as a successor or transferee.

(d)          There are no Tax sharing, allocation, indemnification or similar agreements or arrangements, whether written or unwritten, in effect under which any Target Subsidiary could be liable for any material Taxes of any person other than Oil States or any subsidiary of Oil States.

(e)          There are no Encumbrances for Taxes on any asset of any Target Subsidiary, except for Permitted Encumbrances.

(f)          No jurisdiction where any Target Subsidiary does not file a Tax Return has made a claim in writing that such Target Subsidiary is required to file a Tax Return in such jurisdiction.

(g)          No Target Subsidiary has entered into any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), (3), (4) or (7).

Section 3.11                   Compliance with Laws. Except with respect to (a) matters set forth on Schedule 3.11, (b) compliance with Applicable Laws concerning Taxes (as to which certain representations and warranties are made in Section 3.10), (c) compliance with Applicable Environmental Laws (as to which certain representations and warranties are made in Section 3.14), (d) compliance with Applicable Laws concerning labor relations (as to which certain representations and warranties are made in Section 3.24), (e) compliance with Applicable Laws concerning ERISA matters (as to which certain representations and warranties are made in Section 3.25) and (f) compliance with the Foreign Corrupt Practices Act (the “FCPA”) (as to which certain representations and warranties are made in Section 3.28), the Target Subsidiaries are in compliance with all Applicable Laws, except where the failure to so comply would not have a Target Material Adverse Effect.

Section 3.12                   Legal Proceedings. Except as disclosed on Schedule 3.12, no actions, suits, claims, investigations or proceedings are pending or, to Seller’s Knowledge, threatened that could have, individually or in the aggregate (a) a Target Material Adverse Effect or (b) an adverse effect on the ability of Seller or HWC LLC to perform when due to be performed their respective obligations under this Agreement or the Transaction Documents. Except as disclosed on Schedule 3.12, none of the Target Subsidiaries is a party to or named in or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority.

Section 3.13                   Permits. Each of the Target Subsidiaries has all material franchises, permits, licenses, certificates, registrations and any similar authority necessary for the conduct of their business in all material respects consistent with past practice (the “Target Permits”). Except as would not have a Target Material Adverse Effect, each of such Target Permits is in full force and effect and such Target Subsidiary is in compliance with all of its obligations with respect thereto, and no suspension or cancellation of any of the Permits is pending or, to Seller’s Knowledge, threatened.

Section 3.14                   Environmental Matters. None of the Target Subsidiaries has received written notice of any investigation or inquiry by any Governmental Authority under any Applicable Environmental Laws. To Seller’s Knowledge, none of the Target Subsidiaries has disposed of any Hazardous Material on any property owned or leased by any of the Target Subsidiaries and no condition exists on any such property which would subject any of the Target Subsidiaries or such property to any remedial obligations under any Applicable Environmental Laws or to any liabilities that, individually or in the aggregate, would have a Target Material Adverse Effect. To Seller’s Knowledge, the Target Subsidiaries have complied with all Applicable Environmental Laws, except where failure to so comply would not have a Target Material Adverse Effect.

Section 3.15                   Subsidiaries.

(a)          As of the Effective Time, the Target Subsidiaries will not own, directly or indirectly, any capital stock or securities of any corporation or have any direct or indirect equity or ownership interest in any other Person, except as set forth on Schedule 3.15. Schedule 3.15 lists each Target Subsidiary, the jurisdiction of incorporation or formation of each Target Subsidiary, and the authorized and outstanding capital stock of each Target Subsidiary. Each Target Subsidiary has all requisite corporate or limited liability company power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve any Target Subsidiary are pending.

(b)          Except as otherwise indicated on Schedule 3.15, all the outstanding capital stock or other equity interests of each Target Subsidiary is owned directly or indirectly by Seller, free and clear of all Encumbrances other than (i) transfer restrictions imposed thereon by applicable securities laws, (ii) transfer restrictions contained in the Organizational Documents of such Target Subsidiary and (iii) Credit Agreement Encumbrances to be released at Closing. All outstanding shares of capital stock or other equity interests of each Target Subsidiary have been validly issued and are fully paid and nonassessable. No shares of capital stock or other equity interests of any Target Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights.

Section 3.16                   Insurance. Each of the Target Subsidiaries are currently insured in amounts and against such risks as is prudent and adequate for its business as currently conducted and for the value of its properties as is customary for companies engaged in similar lines of business in similar industries, all of which insurance is in full force and effect.

Section 3.17                   Accounts Receivable. The accounts and notes receivable of the Target Subsidiaries reflected on the HWC Latest Balance Sheet, and all accounts and notes receivable of the Target Subsidiaries arising since the date thereof, (i) arose from bona fide sales transactions in the ordinary course of business consistent with past practice, (ii) to Seller’s Knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, (iii) to Seller’s Knowledge, are not subject to any valid set-off or counterclaim, and (iv) are not the subject of any actions or proceedings brought by or on behalf of any of the Target Subsidiaries.

Section 3.18                   Title to Properties. Each of the Target Subsidiaries has good and marketable title and, in the case of real property, insurable title, to all properties (real, personal, and mixed, tangible and intangible) it owns or purports to own, including without limitation the properties reflected in its books and records and in the HWC Latest Balance Sheet, other than the Excluded Assets and those disposed of after the date of such balance sheet in the ordinary course of business consistent with past practice, free and clear of all Encumbrances, except (a) as disclosed on Schedule 3.18 and (b) for Permitted Encumbrances.

Section 3.19                   Sufficiency and Condition of Properties. Except as set forth on Schedule 3.19, to Seller’s Knowledge, the properties owned, leased, or used by the Target Subsidiaries are (i) in the case of tangible properties, in reasonably good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice, (ii) suitable for the purposes used, and (iii) adequate and sufficient for the normal operation of the businesses of the Target Subsidiaries, as presently conducted. Except as set forth on Schedule 3.19, all material tangible properties are in the possession of the Target Subsidiaries and under their control.

Section 3.20                   Real Property. Set forth on Schedule 3.20 is a list of all real property owned or leased by the Target Subsidiaries (the “Real Property”). There are no Persons (other than the Target Subsidiaries) in possession of any portion of the Real Property as lessees, tenants at sufferance, or trespassers, nor does any Person (other than the Target Subsidiaries) have a lease, tenancy, or other right of occupancy or use of any portion of the Real Property. To Seller’s Knowledge, there exists no Proceeding or court order, or building code provision, deed restriction, or restrictive covenant (recorded or otherwise), or other private or public limitation, which might in any way impede or adversely affect the continued use of the Real Property by any of the Target Subsidiaries in the manner it is currently used, except in each case as would not have a Target Material Adverse Effect. Seller has made available to Parent accurate and complete copies of all title insurance policies, title reports, other title documents, surveys, certificates of occupancy, and Permits in the possession of Seller or any of the Target Subsidiaries relating to the Real Property or the buildings, improvements, or fixtures situated thereon.

Section 3.21                   Leased Property. Set forth on Schedule 3.21 is a list of all leases under which any of the Target Subsidiaries is the lessee of real or personal property, and Seller has delivered to Parent accurate and complete copies of all material leases. Each of the Target Subsidiaries has good and valid leasehold interests in all properties held by it under lease. No waiver, indulgence, or postponement of the lessee’s obligations under any such lease has been granted by the lessor or of the lessor’s obligations thereunder by the lessee. The lessee under each such lease is not in material breach of or in material default under such lease, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a material default by the lessee under such lease, and the lessee has not received any written notice from, or given any written notice to, the lessor indicating that the lessee or the lessor is in breach of or in default under such lease. To Seller’s Knowledge, none of the lessors under such leases is in breach thereof or in default thereunder. The lessee under each such lease has full right and power to occupy or possess, as the case may be, all the property covered by such lease.

Section 3.22                   Agreements.

(a)          Set forth on Schedule 3.22 is a list of all the following agreements, arrangements, and understandings (written or oral, formal or informal) (collectively, for purposes of this Section, “agreements”) to which any of the Target Subsidiaries is a party or by which any of the Target Subsidiaries or any of their respective properties is otherwise bound and pursuant to which any of the Target Subsidiaries has continuing liabilities, obligations or rights:

(i)          collective bargaining agreements and similar agreements with employees as a group;

(ii)         employee benefit agreements, trusts, plans, funds, or other arrangements of any nature;

(iii)        agreements with any current or former shareholder, director, officer, employee, consultant, or advisor or any Affiliate of any such person;

(iv)        agreements between or among Seller and any of the Target Subsidiaries and their Affiliates;

(v)         indentures, mortgages, security agreements, notes, loan or credit agreements, or other agreements relating to the borrowing of money in excess of $100,000 by any of the Target Subsidiaries or to the direct or indirect guarantee or assumption by any of the Target Subsidiaries of any obligation of others (other than guarantees of Credit Agreement Indebtedness which will be released at Closing), including any agreement that has the economic effect although not the legal form of any of the foregoing;

(vi)        agreements relating to the acquisition or disposition of assets in excess of $100,000 individually or in the aggregate, other than those entered into in the ordinary course of business consistent with past practice;

(vii)       agreements relating to the acquisition or disposition of any interest in any business enterprise;

(viii)      broker, distributor, dealer, manufacturer’s representative, sales, agency, sales promotion, advertising, market research, marketing, consulting, research and development, maintenance, service, and repair agreements, in each case providing for payments in excess of $100,000 in any 12-month period;

(ix)        license, royalty, or other agreements relating to Intellectual Property (other than (A) shrinkwrap and clickwrap agreements and (B) software agreements requiring the payment of less than $5,000);

(x)          partnership, joint venture, and profit sharing agreements;

(xi)         agreements with any Governmental Authority;

(xii)        agreements in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any other Person and requiring the payment of greater than $100,000 individually or in the aggregate;

(xiii)       agreements containing any covenant limiting the freedom of any of the Target Subsidiaries to engage in any line of business or compete with any other Person in any geographic area or during any period of time;

(xiv)       powers of attorney granted by any of the Target Subsidiaries in favor of any Person;

(xv)        agreements not made in the ordinary course of business; and

(xvi)       other agreements, whether or not made in the ordinary course of business, that are material to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Target Subsidiaries considered as a whole.

(b)          Each of such agreements is a valid and binding agreement of and the Target Subsidiaries (to the extent each is a party thereto) and, to Seller’s Knowledge, the other party or parties thereto, enforceable against the Target Subsidiaries (to the extent each is a party thereto) and, to Seller’s Knowledge, such other party or parties in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. None of the Target Subsidiaries is in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default under, any material provision of any of such agreements, and none of the Target Subsidiaries has received any written notice from, or given any written notice to, any other party indicating that any of the Target Subsidiaries is in breach of or in default under any of such agreements, except in all such cases for such breaches or defaults that would not, individually or in the aggregate, have a Target Material Adverse Effect. To Seller’s Knowledge, no other party to any of such agreements is in breach of or in default under such agreements, nor has any assertion been made by any of the Target Subsidiaries of any such breach or default.

Section 3.23                   Intellectual Property. Except as would not have a Target Material Adverse Effect, (a) the Target Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property used in the operation of their businesses as presently conducted, (b) no third party has asserted in writing that any of the Target Subsidiaries is infringing the Intellectual Property of such third party or has challenged or questioned the validity or effectiveness of the Target Subsidiaries’ rights to their owned Intellectual Property and (c) no third party is infringing the material Intellectual Property owned by the Target Subsidiaries. To Seller’s Knowledge, the conduct of business of the Target Subsidiaries at any time prior to the date hereof did not infringe upon or otherwise misappropriate any Intellectual Property of any other Person, except for any such infringement or misappropriation that would not have a Target Material Adverse Effect.

Section 3.24                   Labor Relations. None of the Target Subsidiaries is engaging in any unfair labor practice. No unfair labor practice complaint is pending against any of the Target Subsidiaries or, to Seller’s Knowledge, threatened against any such party, before the National Labor Relations Board or similar foreign labor relations authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of the Target Subsidiaries, or, to Seller’s Knowledge, threatened against such party. No strike, labor dispute, slowdown or stoppage is pending against any of the Target Subsidiaries or, to Seller’s Knowledge, threatened against any such party. To Seller’s Knowledge, no union representation question exists with respect to the employees of any of the Target Subsidiaries and no union organizing activities are taking place. To Seller’s Knowledge, the Target Subsidiaries have complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To Seller’s Knowledge, no officer or key employee, or any group of key employees, intends to terminate their employment with any of the Target Subsidiaries, nor does any of the Target Subsidiaries have a present intention to terminate the employment of any of the foregoing.

Section 3.25                   ERISA.

(a)          None of the Target Subsidiaries maintains, contributes to, or has an obligation to contribute to any HWC Plan or HWC Program other than those listed on Schedule 3.25. The HWC Plans and HWC Programs listed on Schedule 3.25 that are sponsored by the Target Subsidiaries are identified on Schedule 3.25. The Seller has provided or made available to Parent with respect to each HWC Plan and HWC Program listed on Schedule 3.25 accurate and complete copies of (i) all written documents comprising such plan or program (including amendments, individual agreements, service agreements, trusts and other funding agreements), (ii) the three most recent annual returns in the Form 5500 series (including all schedules thereto) filed with respect to such plan or program, (iii) the most recent audited financial statement and accountant’s report (if required), (iv) the summary plan description currently in effect and all material modifications thereto (if required), (v) for each HWC Pension Plan listed on Schedule 3.25 which is (or ever was) intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter issued by the Internal Revenue Service and (vi) any employee handbook which includes a description of such plan or program.

(b)          Except for such breaches of the following representations and warranties of Seller that, in the aggregate, would not have a Target Material Adverse Effect:

(i)          Seller and the Target Subsidiaries are in compliance with ERISA, the Code and all other Applicable Laws with respect to the HWC Plans and HWC Programs, as listed on Schedule 3.25;

(ii)         No liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been or is presently expected to be incurred by the Target Subsidiaries or any of their respective ERISA Affiliates with respect to any HWC Pension Plan;

(iii)        None of the Target Subsidiaries nor any of their respective ERISA Affiliates has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any HWC Pension Plan that is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; and

(iv)        There have been no “reportable events” (as such term is defined in Section 4043 of ERISA) with respect to any such multiemployer plan that could result in the termination of such multiemployer plan and give rise to a liability of the Target Subsidiaries or any of their respective ERISA Affiliates in respect thereof.

(c)          No contributions required to be made under Section 302 of ERISA or Section 412 of the Code or under the provisions of any HWC Pension Plan by the Target Subsidiaries or any of their respective ERISA Affiliates to any HWC Pension Plan are overdue. No contributions required to be made by the Target Subsidiaries to any HWC Pension Plan maintained in a foreign jurisdiction pursuant to Applicable Law are overdue.

(d)          No circumstance exists that constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, any HWC Pension Plan or trust created thereunder, nor has the PBGC instituted any such proceeding.

(e)          None of the Target Subsidiaries has incurred or presently expects to incur liability under Sections 412 or 4971 of the Code, including the regulations and published interpretations thereunder.

(f)          Each HWC Plan that is an “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to Seller’s Knowledge, nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification.

(g)          No HWC Plan or HWC Program as listed on Schedule 3.25 provides health or medical coverage to any former employee or service provider, except for continuation coverage required by Section 4980B of the Code, Sections 601 to 608 of ERISA or any applicable state law.

(h)          Any HWC Plan or HWC Program as listed on Schedule 3.25 that provides nonqualified deferred compensation within the meaning of Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code.

(i)          Except as set forth on Schedule 3.25(i), no employee or other service provider of the Target Subsidiaries shall accrue or receive additional benefits under any HWC Plan or HWC Program as listed on Schedule 3.25 or become entitled to any severance, termination allowance or similar payments or to the forgiveness of any indebtedness, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. Such execution and delivery, or the consummation of such transactions, shall not result in any increase in the contributions required to be made to any HWC Plan or HWC Program as listed on Schedule 3.25.

(j)          The consummation of the transactions contemplated by this Agreement will not result in a “change in the ownership of a substantial portion of the assets of Seller and its Affiliates” for purposes of Section 280G of the Code.

Section 3.26                   Customers and Suppliers. To Seller’s Knowledge, none of the material customers or suppliers of the Target Subsidiaries has refused, or communicated that it will or may refuse, to purchase or supply products or services from or to any of the Target Subsidiaries or has communicated that it will or may substantially reduce the amount of products or services that it is willing to purchase from or supply to any of the Target Subsidiaries. Except as set forth on Schedule 3.26, none of the Target Subsidiaries is past due (in accordance with the stated invoice terms) with respect to any material amounts owed to any of such suppliers. There has not been any material adverse change in the business relationship of any of the Target Subsidiaries with any such customer or supplier.

Section 3.27                   Books and Records. Except as set forth on Schedule 3.27, all the books and records of the Target Subsidiaries, including all personnel files, employee data and other materials relating to employees, are substantially complete and correct in all material respects and have been in all material respects maintained in accordance with all Applicable Laws.

Section 3.28                   Illegal Payments. Except as set forth on Schedule 3.28, none of the Target Subsidiaries, nor any of their directors, officers, employees, agents and representatives, or any other Person acting on behalf of, or for the benefit of, any such Target Subsidiaries, has made, offered, or authorized, whether directly or indirectly through any other Person, any payment, gift, promise or any other advantage to or for the use or benefit of any Person, or any political party or political party official or candidate for office, where such payment, gift or promise would violate (a) the Applicable Laws of the countries where the Target Subsidiaries or their subsidiaries are located, (b) the Applicable Laws of the country of formation of any of the Target Subsidiaries or their subsidiaries or (c) the FCPA (other than, in the case of subsections (a) and (b) above, for any “facilitating payments” to the extent permitted by the FCPA).

Section 3.29                   Brokers or Finders. Neither Seller nor any of the Target Subsidiaries has any liability or obligation to pay any fees or commissions to any agent, broker, investment banker, financial advisor or other firm or Person in connection with any of the transactions contemplated by this Agreement.

Section 3.30                   Investment Experience. Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Parent Shares and the Parent Notes, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent Shares and the Parent Notes. Seller is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

Section 3.31                   Restricted Securities. Seller understands that the Parent Shares and the Parent Notes will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Parent Shares and the Parent Notes will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Parent Shares and the Parent Notes cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for securities of Parent with respect to the Parent Shares and the Parent Notes.

Section 3.32                    Legend. It is agreed and understood by Seller that the certificates representing the Parent Shares and the Parent Notes shall each conspicuously set forth on the face or back thereof, in addition to any legends required by Applicable Law or other agreement, a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 3.33                   Investment Intent. Seller is acquiring the Parent Shares and the Parent Notes for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND ACQUISITION SUB

Each of Parent, Merger Sub and Acquisition Sub represents and warrants to Seller that:

Section 4.1                     Corporate Status. Each of Parent and the Parent Subsidiaries is duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate, limited liability company or partnership power and authority to own its properties and assets and to transact the business in which it is engaged and presently proposes to engage. Each of Parent and the Parent Subsidiaries has been duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to be so qualified would not, individually and in the aggregate, have a Parent Material Adverse Effect.

Section 4.2                     Charter and Bylaws. Parent has made available to Seller accurate and complete copies of (i) the Organizational Documents as currently in effect, (ii) the stock records, and (iii) the minutes of all meetings of the Board of Directors or Board of Managers, any committees of such Board, and the stockholders or members (and all consents in lieu of any meetings), of each of Parent and the Parent Subsidiaries. Neither Parent nor any of the Parent Subsidiaries is in violation of any provision of its Organizational Documents, other than violations that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 4.3                     Authority Relative to This Agreement. Each of Parent, Merger Sub and Acquisition Sub has all requisite corporate or limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it will be a party and to carry out and perform its obligations under the terms hereof and thereof. All corporate or limited liability company action on the part of each of Parent, Merger Sub and Acquisition Sub, and their respective stockholders or sole member necessary for the authorization, execution, delivery and performance of this Agreement and such Transaction Documents and the consummation of the transactions contemplated herein and therein has been taken. This Agreement and each of such Transaction Documents, when executed and delivered by Parent, Merger Sub or Acquisition Sub, as applicable, shall constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4                     Noncontravention. The execution, delivery, and performance by each of Parent and Merger Sub of this Agreement and the Transaction Documents to which it will be a party and the consummation by it of the transactions contemplated herein and therein do not and will not (i) conflict with or result in a violation of any provision of the Organizational Documents of Parent or any of the Parent Subsidiaries, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of, or notice to, any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries, or any of their respective properties, may be bound or any Permit held by Parent or any of the Parent Subsidiaries, (iii) result in the creation or imposition of any Encumbrance upon the properties of Parent or any of the Parent Subsidiaries, or (iv) assuming compliance with the matters referred to in Section 4.14, violate any Applicable Law binding upon Parent or any of the Parent Subsidiaries, except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Encumbrances which would not, individually or in the aggregate, have a Parent Material Adverse Effect, and except, in the case of clause (ii) above, for (A) such consents, approvals, authorizations, and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and (B) such consents, approvals, authorizations, waivers, and notices that are disclosed on Schedule 4.4.

Section 4.5                     Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Parent or the Parent Subsidiaries in connection with the execution, delivery or performance of this Agreement by Parent, Merger Sub and Acquisition Sub or the consummation by each of the transactions contemplated herein, other than (i) compliance with any applicable requirements of the Securities Act, (ii) compliance with any applicable state securities or takeover laws, and (iii) filing of the Certificate of Merger or filings with Governmental Authorities to occur in the ordinary course following the consummation of the transactions contemplated herein.

Section 4.6                     Capitalization.

(a)          The number of authorized, issued and outstanding shares of capital stock of Parent are set forth on Schedule 4.6. All outstanding shares of capital stock of Parent are validly issued, fully paid and non-assessable, and are not subject to preemptive rights. Except as set forth on Schedule 4.6, there are outstanding: (i) no shares of capital stock, voting debt or other voting securities of Parent; (ii) no securities of Parent convertible into or exchangeable for capital stock or other voting securities of Parent; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Parent is a party or by which it is bound in any case obligating Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional capital stock or any or other securities of Parent, or any other Person or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any capital stock or other voting securities of Parent.

(b)          All the outstanding membership interests in Merger Sub are owned directly by Parent, and all the outstanding shares of capital stock of Acquisition Sub are owned directly by Merger Sub. Merger Sub and Acquisition Sub were formed solely for the purpose of engaging in the transactions contemplated herein and have not engaged in any activities other than in connection with the transactions contemplated in this Agreement. Since its inception, Merger Sub has been classified for United States federal income tax purposes as an entity disregarded as separate from Parent pursuant to Treasury Regulation Section 301.7701-3, and Parent has no plan or intention to cause such classification to change.

Section 4.7                     Parent Notes. The Parent Notes to be issued to Seller pursuant to this Agreement have been duly authorized for issuance and, when issued and delivered by Parent in accordance with the provisions of this Agreement, will be validly issued and will constitute the valid, legal and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.8                     Parent Shares. The Parent Shares to be issued to Seller pursuant to this Agreement have been duly authorized for such issuance and, when issued and delivered by Parent in accordance with the provisions of this Agreement, will be validly issued, fully paid, and nonassessable. The issuance of the Parent Shares under this Agreement is not subject to any preemptive or similar rights.

Section 4.9                     SEC Filings. Seller has been furnished accurate and complete copies of (i) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and (ii) its Quarterly Reports on Form 10-Q for each of the quarters ended March 31 and June 30, 2005, in each case in the form filed by Parent with the Securities and Exchange Commission. None of such reports, including, without limitation, any financial statements or schedules included therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 4.10                   Financial Statements. Parent has filed with the SEC and made available to Seller accurate and complete copies of (i) an unaudited consolidated balance sheet as of September 30, 2005 (the “Parent Latest Balance Sheet”), and the related unaudited consolidated statements of income and stockholders’ equity for the nine-month period then ended (together with the Parent Latest Balance Sheet, the “Parent Latest Financial Statements”), and (ii) an audited consolidated balance sheet as of December 31, 2004, and the related audited consolidated statements of income and stockholders’ equity for the year then ended (the “Parent Annual Financial Statements” and, together with the Parent Latest Financial Statements, the “Parent Financial Statements”). The Parent Financial Statements (A) have been prepared from the books and records of Parent in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, except as otherwise noted therein and except that the Parent Latest Financial Statements are not accompanied by notes or other textual disclosures required by GAAP, and (B) fairly present in all material respects Parent’s consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended, except that the Parent Latest Financial Statements (x) are subject to normal year-end audit adjustments, which will not be material in the aggregate, and (y) are not accompanied by notes or other textual disclosures required by GAAP.

Section 4.11                   Absence of Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any liability or obligation (whether accrued, absolute, contingent, unliquidated, or otherwise) that would be required to be disclosed on a consolidated balance sheet of Parent and the Parent Subsidiaries (or in the notes thereto) prepared in accordance with GAAP, except (i) liabilities reflected on or reserved against in the Parent Latest Balance Sheet; (ii) liabilities which have arisen since the date of the Parent Latest Balance Sheet in the ordinary course of business (none of which would reasonably be expected to be a material liability for breach of contract, breach of warranty, tort, or infringement); (iii) liabilities arising under executory contracts entered into in the ordinary course of business (none of which would reasonably be expected to be a material liability for breach of contract); (iv) liabilities specifically set forth on Schedule 4.11; and (v) other liabilities which, in the aggregate, would not have a Parent Material Adverse Effect.

Section 4.12                   Absence of Certain Changes. Since June 30, 2005, (i) there has not been any Parent Material Adverse Effect, or any event or condition that might have a Parent Material Adverse Effect; (ii) the businesses of Parent and the Parent Subsidiaries have been conducted only in the ordinary course consistent with past practice; (iii) neither Parent nor any of the Parent Subsidiaries has incurred any material liability, engaged in any material transaction, or entered into any material agreement outside the ordinary course of business consistent with past practice; (iv) neither Parent nor any of the Parent Subsidiaries has suffered any material loss, damage, destruction, or other casualty to any of its assets (whether or not covered by insurance); and (v) neither Parent nor any of the Parent Subsidiaries has taken any of the actions set forth in Section 5.3 except as permitted in this Agreement.

Section 4.13                   Tax Matters.

(a)          Except as disclosed on Schedule 4.13, each of Parent and the Parent Subsidiaries has timely filed all federal income Tax Returns and all other material domestic and foreign Tax Returns required to be filed by it and has paid all Taxes payable by it which have become due, except for those contested in good faith and adequately reserved against. No action, suit, proceeding, investigation, audit, examination or claim is now pending or, to Parent’s Knowledge, threatened by any taxing authority regarding any Taxes of Parent or any of the Parent Subsidiaries that could have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of Parent or any of the Parent Subsidiaries. Each of Parent and the Parent Subsidiaries has withheld from each payment made to any of its past or present employees, officers and directors, and any other person, the amount of all material Taxes required to be withheld therefrom and has paid the same to the proper taxing authority within the time required by law.

(b)          Since February 13, 2001, no Parent Subsidiary has been a member of any “affiliated group” (as defined in Section 1504(a) of the Code) or has been included in any consolidated, unitary or combined Tax Return (other than Tax Returns which include only Parent and Parent Subsidiaries) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality and no Parent Subsidiary has any liability for the Taxes of any Person (other than Parent or any of the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision under any state, local or foreign law), or as a successor or transferee.

(c)          There are no Tax sharing, allocation, indemnification or similar agreements or arrangements, whether written or unwritten, in effect under which Parent or any Parent Subsidiary could be liable for any material Taxes of any Person other than Parent or any Parent Subsidiary.

(d)          There are no Encumbrances for Taxes on any asset of Parent or any Parent Subsidiary, except for Permitted Encumbrances.

(e)          No jurisdiction where Parent or any Parent Subsidiary does not file a Tax Return has made a claim in writing that Parent or such Parent Subsidiary is required to file a Tax Return in such jurisdiction.

(f)          Neither Parent nor any Parent Subsidiary has entered into any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), (3), (4) or (7).

Section 4.14                   Compliance with Laws. Except with respect to (a) compliance with Applicable Laws concerning Taxes (as to which certain representations and warranties are made in Section 4.13), (c) compliance with Applicable Environmental Laws (as to which certain representations and warranties are made in Section 4.17), (d) compliance with Applicable Laws concerning labor relations (as to which certain representations and warranties are made in Section 4.25), (e) compliance with Applicable Laws concerning ERISA matters (as to which certain representations and warranties are made in Section 4.26) and (f) compliance with the FCPA (as to which certain representations and warranties are made in Section 4.29), Parent and the Parent Subsidiaries are in compliance with all Applicable Laws, except where the failure to so comply would not have a Parent Material Adverse Effect.

Section 4.15                   Legal Proceedings. No actions, suits, claims, investigations or proceedings are pending or, to Parent’s Knowledge, threatened that could have, individually or in the aggregate (a) a Parent Material Adverse Effect or (b) an adverse effect on the ability of Parent, Merger Sub or Acquisition Sub to perform when due to be performed its respective obligations under this Agreement or the Transaction Documents. Except as disclosed on Schedule 4.15, neither Parent nor any of the Parent Subsidiaries is a party to or named in or subject to any order, writ, injunction, judgment or decree of any court or Governmental Authority.

Section 4.16                   Permits. Parent and the Parent Subsidiaries have all material franchises, permits, licenses, certificates, registrations and any similar authority necessary for the conduct of their business in all material respects consistent with past practice (the “Parent Permits”). Except as would not have a Parent Material Adverse Effect, each of such Parent Permits is in full force and effect and Parent or such Parent Subsidiary, as applicable, is in compliance with all of its obligations with respect thereto, and no suspension or cancellation of any of the Permits is pending or, to Parent’s Knowledge, threatened.

Section 4.17                   Environmental Matters. Neither Parent nor any of the Parent Subsidiaries has received written notice of any investigation or inquiry by any Governmental Authority under any Applicable Environmental Laws. To Parent’s Knowledge, neither Parent nor any of the Parent Subsidiaries has disposed of any Hazardous Material on any property owned or leased by Parent or any of the Parent Subsidiaries and no condition exists on any such property which would subject Parent or any of the Parent Subsidiaries or such property to any remedial obligations under any Applicable Environmental Laws or to any liabilities that, individually or in the aggregate, would have a Parent Material Adverse Effect. To Parent’s Knowledge, Parent and the Parent Subsidiaries have complied with all Applicable Environmental Laws, except where failure to so comply would not have a Parent Material Adverse Effect.

Section 4.18                   Subsidiaries.

(a)          Parent does not own, directly or indirectly, any capital stock or securities of any corporation or have any direct or indirect equity or ownership interest in any other Person, other than the Parent Subsidiaries. Schedule 4.18 lists each Parent Subsidiary, the jurisdiction of incorporation or formation of each Parent Subsidiary, and the authorized and outstanding capital stock of each Parent Subsidiary. Each Parent Subsidiary has all requisite corporate, limited liability company or partnership power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve any Parent Subsidiary are pending.

(b)          Except as otherwise indicated on Schedule 4.18, all the outstanding capital stock or other equity interests of each Parent Subsidiary is owned directly or indirectly by Parent, free and clear of all Encumbrances other than (i) transfer restrictions imposed thereon by applicable securities laws and (ii) transfer restrictions contained in the Organizational Documents of such Parent Subsidiary. All outstanding shares of capital stock or other equity interests of each Parent Subsidiary have been validly issued and are fully paid and nonassessable. No shares of capital stock or other equity interests of any Parent Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights.

Section 4.19                   Insurance. Each of Parent and the Parent Subsidiaries maintains insurance of the types and in the amounts and covering such risks as is prudent and adequate for its business as currently conducted and for the value of its properties as is customary for companies engaged in similar lines of business in similar industries, all of which insurance is in full force and effect. Neither Parent nor any of the Parent Subsidiaries has (i) received notice from any insurer or agent of such insurer of cancellation of, or an indication of an intention not to renew, any such policy, or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers.

Section 4.20                   Accounts Receivable. The accounts and notes receivable of Parent and the Parent Subsidiaries reflected on the Parent Latest Balance Sheet, and all accounts and notes receivable of Parent and the Parent Subsidiaries arising since the date thereof, (i) arose from bona fide sales transactions in the ordinary course of business consistent with past practice, (ii) to Parent’s Knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, (iii) to Parent’s Knowledge, are not subject to any valid set-off or counterclaim, and (iv) are not the subject of any actions or proceedings brought by or on behalf of Parent or any of the Parent Subsidiaries.

Section 4.21                   Title to Properties. Each of Parent and the Parent Subsidiaries has good and marketable title and, in the case of real property, insurable title, to all properties (real, personal, and mixed, tangible and intangible) it owns or purports to own, including without limitation the properties reflected in its books and records and in the balance sheet contained in Parent’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, other than those disposed of after June 30, 2005 in the ordinary course of business consistent with past practice, free and clear of all Encumbrances, except (a) as disclosed on such Form 10-Q, (b) as disclosed on Schedule 4.21 and (c) for Permitted Encumbrances.

Section 4.22                   Sufficiency and Condition of Properties. To Parent’s Knowledge, the properties owned, leased, or used by Parent and the Parent Subsidiaries are (i) in the case of tangible properties, in reasonably good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice, (ii) suitable for the purposes used, and (iii) adequate and sufficient for the normal operation of the businesses of Parent and the Parent Subsidiaries, as presently conducted. To Parent’s Knowledge, all such tangible properties are in the possession of Parent or the Parent Subsidiaries and under their control.

Section 4.23                   Agreements.

(a)          Set forth on Schedule 4.23 is a list of all the following agreements, arrangements, and understandings (written or oral, formal or informal) (collectively, for purposes of this Section, “agreements”) to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties is otherwise bound and pursuant to which Parent or any of the Parent Subsidiaries has continuing liabilities, obligations or rights:

(i)          collective bargaining agreements and similar agreements with employees as a group;

(ii)         employee benefit agreements, trusts, plans, funds, or other arrangements of any nature;

(iii)        agreements with any current or former shareholder, director, officer, employee, consultant, or advisor or any Affiliate of any such person;

(iv)        agreements between or among Parent or any of the Parent Subsidiaries and their Affiliates;

(v)         indentures, mortgages, security agreements, notes, loan or credit agreements, or other agreements relating to the borrowing of money in excess of $100,000 by Parent or any of the Parent Subsidiaries or to the direct or indirect guarantee or assumption by Parent or any of the Parent Subsidiaries of any obligation of others, including any agreement that has the economic effect although not the legal form of any of the foregoing;

(vi)        agreements relating to the acquisition or disposition of assets in excess of $100,000 individually or in the aggregate, other than those entered into in the ordinary course of business consistent with past practice;

(vii)       agreements relating to the acquisition or disposition of any interest in any business enterprise;

(viii)       broker, distributor, dealer, manufacturer’s representative, sales, agency, sales promotion, advertising, market research, marketing, consulting, research and development, maintenance, service, and repair agreements, in each case providing for payments in excess of $100,000 in any 12-month period;

(ix)         license, royalty, or other agreements relating to Intellectual Property (other than (A) shrinkwrap and clickwrap agreements and (B) software agreements requiring the payment of less than $5,000);

(x)          partnership, joint venture, and profit sharing agreements;

(xi)         agreements with any Governmental Authority;

(xii)        agreements in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any other Person and requiring the payment of greater than $100,000 individually or in the aggregate;

(xiii)       agreements containing any covenant limiting the freedom of Parent or any of the Parent Subsidiaries to engage in any line of business or compete with any other Person in any geographic area or during any period of time;

(xiv)       powers of attorney granted by Parent or any of the Parent Subsidiaries in favor of any Person;

(xv)        agreements not made in the ordinary course of business; and

(xvi)       other agreements, whether or not made in the ordinary course of business, that are material to the business, assets, results of operations, condition (financial or otherwise), or prospects of Parent and the Parent Subsidiaries considered as a whole.

(b)          Each of such agreements is a valid and binding agreement of Parent and the Parent Subsidiaries (to the extent each is a party thereto) and, to Parent’s Knowledge, the other party or parties thereto, enforceable against Parent and the Parent Subsidiaries (to the extent each is a party thereto) and, to Parent’s Knowledge, such other party or parties in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances. Neither Parent nor any of the Parent Subsidiaries is in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default under, any material provision of any of such agreements, and neither Parent nor any of the Parent Subsidiaries has received any written notice from, or given any written notice to, any other party indicating that Parent or any of the Parent Subsidiaries is in breach of or in default under any of such agreements, except in all such cases for such breaches or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect. To Parent’s Knowledge, no other party to any of such agreements is in breach of or in default under such agreements, nor has any assertion been made by Parent or any of the Parent Subsidiaries of any such breach or default.

Section 4.24                   Intellectual Property. Except as would not have a Parent Material Adverse Effect, (a) Parent and the Parent Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property used in the operation of their businesses as presently conducted, (b) no third party has asserted in writing that Parent or any of the Parent Subsidiaries is infringing the Intellectual Property of such third party or has challenged or questioned the validity or effectiveness of Parent’s and the Parent Subsidiaries’ rights to their owned Intellectual Property and (c) no third party is infringing the material Intellectual Property owned by Parent and the Parent Subsidiaries. To Parent’s Knowledge, the conduct of business of Parent and the Parent Subsidiaries at any time prior to the date hereof did not infringe upon or otherwise misappropriate any Intellectual Property of any other Person, except for any such infringement or misappropriation that would not have a Parent Material Adverse Effect.

Section 4.25                   Labor Relations. Neither Parent nor any of the Parent Subsidiaries are engaging in any unfair labor practice. No unfair labor practice complaint is pending against Parent or any of the Parent Subsidiaries or, to Parent’s Knowledge, threatened against any such party, before the National Labor Relations Board or similar foreign labor relations authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Parent or any of the Parent Subsidiaries, or, to Parent’s Knowledge, threatened against such party. No strike, labor dispute, slowdown or stoppage is pending against Parent or any of the Parent Subsidiaries or, to Parent’s Knowledge, threatened against any such party. To Parent’s Knowledge, no union representation question exists with respect to the employees of Parent or any of the Parent Subsidiaries and no union organizing activities are taking place. To Parent’s Knowledge, Parent and the Parent Subsidiaries have complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To Parent’s Knowledge, no officer or key employee, or any group of key employees, intends to terminate their employment with Parent or any of the Parent Subsidiaries, nor does Parent or any of the Parent Subsidiaries have a present intention to terminate the employment of any of the foregoing.

Section 4.26                   ERISA.

(a)          None of Parent or the Parent Subsidiaries maintains, contributes to, or has an obligation to contribute to any Parent Plan or Parent Program other than those listed on Schedule 4.26. The Parent Plans and Parent Programs listed on Schedule 4.26 that are sponsored by Parent or the Parent Subsidiaries are identified on Schedule 4.26. Parent and the Parent Subsidiaries have provided or made available to Seller with respect to each Parent Plan and Parent Program listed on Schedule 4.26 accurate and complete copies of (i) all written documents comprising such plan or program (including amendments, individual agreements, service agreements, trusts and other funding agreements), (ii) the three most recent annual returns in the Form 5500 series (including all schedules thereto) filed with respect to such plan or program, (iii) the most recent audited financial statement and accountant’s report (if required), (iv) the summary plan description currently in effect and all material modifications thereto (if required), (v) for each Parent Plan and Parent Program listed on Schedule 4.26 which is (or ever was) intended to qualify under Section 401(a) of the Code, the most recent determination letter or opinion letter issued by the Internal Revenue Service and (vi) any employee handbook which includes a description of such plan or program.

(b)          Except for such breaches of the following representations and warranties of Parent, Merger Sub and Acquisition Sub that, in the aggregate, would not have a Parent Material Adverse Effect:

(i)          Parent and the Parent Subsidiaries are in compliance with ERISA, the Code and all other Applicable Laws with respect to the Parent Plans and Parent Programs as listed on Schedule 4.26;

(ii)         No liability to the PBGC has been or is presently expected to be incurred by Parent or any ERISA Affiliate of Parent with respect to any Parent Pension Plan;

(iii)        Neither Parent nor any ERISA Affiliate of Parent has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Parent Pension Plan that is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; and

(iv)        There have been no “reportable events” (as such term is defined in Section 4043 of ERISA) with respect to any such multiemployer plan that could result in the termination of such multiemployer plan and give rise to a liability of Parent or any ERISA Affiliate of Parent in respect thereof.

(c)          No contributions required to be made under Section 302 of ERISA or Section 412 of the Code or under the Provisions of any Parent Pension Plan by Parent or any ERISA Affiliate of Parent to any Parent Pension Plan are overdue. No contributions required to be made by Parent or its Affiliates to any Parent Pension Plan maintained in a foreign jurisdiction pursuant to Applicable Law are overdue.

(d)          No circumstance exists that constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, any Parent Pension Plan or trust created thereunder, nor has the PBGC instituted any such proceeding.

(e)          Neither Parent nor any of the Parent Subsidiaries has incurred or presently expects to incur liability under Sections 412 or 4971 of the Code, including the regulations and published interpretations thereunder.

(f)          Each Parent Plan that is an “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to Parent’s Knowledge, nothing has occurred, whether by action or by failure to act, which could reasonably be expected to cause the loss of such qualification.

(g)          No Parent Plan or Parent Program as listed on Schedule 4.26 provides health or medical coverage to any former employee or service provider, except for continuation coverage required by Section 4980B of the Code, Sections 601 to 608 of ERISA or any applicable state law.

(h)          Any Parent Plan or Parent Program as listed on Schedule 4.26 that provides nonqualified deferred compensation within the meaning of Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code

(i)          Except as set forth on Schedule 4.26, no employee or other service provider of Parent or the Parent Subsidiaries shall accrue or receive additional benefits under any Parent Plan or Parent Program as listed on Schedule 4.26 or become entitled to any severance, termination allowance or similar payments or to the forgiveness of any indebtedness, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. Such execution and delivery, or the consummation of such transactions, shall not result in any increase in the contributions required to be made to any Parent Plan or Parent Program as listed on Schedule 4.26.

Section 4.27                   Customers and Suppliers. To Parent’s Knowledge, none of the material customers or suppliers of Parent and the Parent Subsidiaries has refused, or communicated that it will or may refuse, to purchase or supply products or services from or to Parent or any of the Parent Subsidiaries or has communicated that it will or may substantially reduce the amount of products or services that it is willing to purchase from or supply to Parent or any of the Parent Subsidiaries. Neither Parent nor any of the Parent Subsidiaries is past due (in accordance with the stated invoice terms) with respect to any material amounts owed to any of such suppliers. There has not been any material adverse change in the business relationship of Parent or any of the Parent Subsidiaries with any such customer or supplier.

Section 4.28                   Books and Records. All the books and records of Parent and the Parent Subsidiaries, including all personnel files, employee data, and other materials relating to employees, are substantially complete and correct in all material respects and have been in all material respects maintained in accordance with all Applicable Laws.

Section 4.29                   Illegal Payments. None of Parent or the Parent Subsidiaries, nor any of their respective directors, officers, employees, agents and representatives, or any other Person acting on behalf of, or for the benefit of, Parent or any of the Parent Subsidiaries, has made, offered, or authorized, whether directly or indirectly through any other Person, any payment, gift, promise or any other advantage to or for the use or benefit of any Person, or any political party or political party official or candidate for office, where such payment, gift or promise would violate (a) the Applicable Laws of the countries where the Parent Subsidiaries or their subsidiaries are located, (b) the Applicable Laws of the country of formation of any of the Parent Subsidiaries or their subsidiaries or (c) the FCPA (other than, in the case of subsections (a) and (b) above, for any “facilitating payments” to the extent permitted by the FCPA).

Section 4.30                   Brokers or Finders. Neither Parent nor any of the Parent Subsidiaries has any liability or obligation to pay any fees or commissions to any agent, broker, investment banker, financial advisor or other firm or Person in connection with any of the transactions contemplated by this Agreement, except Growth Capital Partners and Oak Hollow Consulting LLC, whose fees and expenses will be paid by Parent in accordance with Parent’s agreements with such firms.

Section 4.31                   Investment Experience. Parent acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the HWCES Shares, the HWC Limited Shares and the HWC LLC Membership Interests and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the HWCES Shares, the HWC Limited Shares and the HWC LLC Membership Interests. Parent is an “accredited investor” as such term is defined in Regulation D under the Securities Act.

Section 4.32                   Restricted Securities. Parent understands that the HWCES Shares, the HWC Limited Shares and the HWC LLC Membership Interests will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the HWCES Shares, the HWC Limited Shares and the HWC LLC Membership Interests will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the HWCES Shares, the HWC Limited Shares and the HWC LLC Membership Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 4.33                   Investment Intent. Parent is acquiring the HWCES Shares, the HWC Limited Shares and the HWC LLC Membership Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

ARTICLE V
CONDUCT OF THE PARTIES PENDING THE EFFECTIVE TIME

Section 5.1                    Conduct and Preservation of Business. Except as expressly provided in this Agreement or except as consented to by Parent or Seller (as applicable) (which consent shall not be unreasonably withheld or delayed), during the period from the date hereof to the Effective Time, Seller shall cause the Target Subsidiaries, and Parent shall and shall cause the Parent Subsidiaries (i) to conduct their respective operations in the ordinary course of business consistent with past practice; (ii) to use Reasonable Efforts to preserve, maintain, and protect their respective properties; and (iii) to use Reasonable Efforts to preserve intact their respective business organization, to keep available the services of their respective officers and employees, and to maintain existing relationships with material licensors, licensees, suppliers, contractors, distributors, customers, and others having material business relationships with them.

Section 5.2                    Restrictions on Certain Actions of Seller. Without limiting the generality of Section 5.1, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Seller agrees that it shall not cause or permit the Target Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)          amend their Organizational Documents;

(b)          (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend in any respect any of the terms of any such securities outstanding as of the date hereof;

(c)          (i) split, combine, or reclassify any shares of their respective capital stock; (ii) declare, set aside, or pay any non-cash dividend or other non-cash distribution (whether in stock or property or any combination thereof) in respect of such capital stock (other than the Excluded Assets and intercompany distributions made in the ordinary course of business); (iii) repurchase, redeem, or otherwise acquire any of their respective securities; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any of the Target Subsidiaries;

(d)          (i) except in the ordinary course of business consistent with past practice, create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in amounts not material to the maker of such loan or advance); (iii) pledge or otherwise encumber shares of capital stock of the Target Subsidiaries; or (iv) except in the ordinary course of business consistent with past practice, mortgage or pledge any of their respective assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon, except, in each of (i) through (iv) above, in connection with guarantees of Credit Agreement Indebtedness or Credit Agreement Encumbrances, which will be released at the Closing;

(e)          (i) enter into, adopt, or (except as may be required by law) amend or terminate any HWC Plan or HWC Program; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in compensation or benefits expense to any of the Target Subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer, or employee of any Target Subsidiary; or (iii) pay to any director, officer, or employee of any Target Subsidiary any benefit not required by any HWC Plan or HWC Program as in effect on the date hereof;

(f)          acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Target Subsidiaries considered as a whole, except that Seller and the Target Subsidiaries shall be entitled to transfer the Excluded Assets to Seller or any of its Affiliates prior to the Closing as contemplated by Section 1.6.

(g)          acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(h)          other than any capital expenditures which have been committed to but not completed as set forth on Schedule 5.2(h), make any unbudgeted capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

(i)          except in the ordinary course of business consistent with past practice, amend any Tax Return or make any tax election or settle or compromise any federal, state, local, or foreign tax liability material to Seller and the Target Subsidiaries considered as a whole;

(j)          enter into any lease, contract, agreement, commitment, arrangement, or transaction outside the ordinary course of business consistent with past practice;

(k)          amend, modify, or change in any material respect any existing material lease, contract, or agreement, other than in the ordinary course of business consistent with past practice;

(l)          waive, release, grant, or transfer any material rights of value, other than in the ordinary course of business consistent with past practice;

(m)         change any of their respective banking or safe deposit arrangements;

(n)          knowingly take any action which would make any of the representations or warranties of Seller contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Effective Time or would result in any of the conditions set forth in this Agreement not being satisfied (provided that each of Seller and the Target Subsidiaries shall be permitted to take any action reasonably believed by Seller or such Target Subsidiary to be necessary in the event of emergency); or

(o)          authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 5.2.

Section 5.3                    Restrictions on Certain Actions of Parent. Without limiting the generality of Section 5.1 and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Parent agrees as to itself and the Parent Subsidiaries that it shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed):

(a)          amend their Organizational Documents;

(b)          (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of Parent Common Stock or any other securities or equity equivalents of Parent other than the issuance of options to purchase up to 250,000 shares of Parent Common Stock under stock option plans currently authorized and the issuance of Parent Common Stock upon the exercise of options issued thereunder that are outstanding on the date hereof or pursuant to the exercise or conversion of Parent securities outstanding on the date hereof, in each case in accordance with their terms; or (ii) amend in any material respect any of the terms of any such securities outstanding as of the date hereof;

(c)          (i) split, combine, or reclassify any shares of Parent Common Stock or any other securities or equity equivalents of Parent; (ii) except as contemplated in Sections 7.9 and 8.6, declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of the Parent Common Stock or any other securities or equity equivalents of Parent; (iii) except as contemplated in Sections 7.9 and 8.6, repurchase, redeem, or otherwise acquire any shares of Parent Common Stock or any other securities or equity equivalents of Parent; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Parent or any of the Parent Subsidiaries;

(d)          (i) except in the ordinary course of business consistent with past practice, create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in amounts not material to the maker of such loan or advance); (iii) pledge or otherwise encumber shares of capital stock of Parent or the Parent Subsidiaries; or (iv) except in the ordinary course of business consistent with past practice, mortgage or pledge any of their respective assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon, except, in each of (i) through (iv) above, in connection with the refinancing of Parent’s indebtedness with Prudential as contemplated by Section 7.9;

(e)          (i) enter into, adopt, or (except as may be required by law) amend or terminate any Parent Plan or Parent Program; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in compensation or benefits expense to Parent or any of the Parent Subsidiaries, increase in any manner the compensation or fringe benefits of any director, officer, or employee of Parent or any Parent Subsidiary; or (iii) pay to any director, officer, or employee of Parent or any Parent Subsidiary any benefit not required by any Parent Plan or Parent Program as in effect on the date hereof;

(f)          acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to Parent and the Parent Subsidiaries considered as a whole;

(g)          acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(h)          make any unbudgeted capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $200,000;

(i)          except in the ordinary course of business consistent with past practice, amend any Tax Return or make any tax election or settle or compromise any federal, state, local, or foreign tax liability material to Parent and the Parent Subsidiaries considered as a whole;

(j)          enter into any lease, contract, agreement, commitment, arrangement, or transaction outside the ordinary course of business consistent with past practice;

(k)          amend, modify, or change in any material respect any existing material lease, contract, or agreement, other than in the ordinary course of business consistent with past practice;

(l)          waive, release, grant, or transfer any material rights of value, other than in the ordinary course of business consistent with past practice;

(m)         knowingly take any action which would make any of the representations of Parent contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Effective Time or would result in any of the conditions set forth in this Agreement not being satisfied (provided that each of Parent and the Parent Subsidiaries shall be permitted to take any action reasonably believed by Parent or such Parent Subsidiary to be necessary in the event of emergency); or

(n)          authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1                    Access to Information; Confidentiality.

(a)          Subject to Applicable Law, between the date hereof and the Closing Date, Seller and Parent (i) shall give the other parties hereto and their respective authorized representatives reasonable access to all employees, all plants, offices, warehouses, and other facilities, and all books and records of the Target Subsidiaries and Parent and the Parent Subsidiaries, as applicable, (ii) shall permit the other parties hereto and their respective authorized representatives to make such inspections as they may reasonably require, and (iii) shall cause the officers of such party to furnish to the other parties hereto and their respective authorized representatives with such financial and operating data and other information with respect to the Target Subsidiaries and Parent and the Parent Subsidiaries, as applicable, as the other parties hereto may from time to time reasonably request.

(b)          Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished or made available to it in connection with the transactions contemplated herein (“Information”) for any purpose or in any manner other than solely in connection with its evaluation or consummation of the transactions contemplated by this Agreement and shall in no event use or permit the use of any of such Information in a manner or for a purpose detrimental to such other party, and that it will not disclose, divulge, provide or make accessible (collectively, “Disclose”), or permit the Disclosure of, any of the Information to any Person, other than solely to its directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents (collectively, the “Representatives”) who have a need to know such Information to carry out the purposes of this Agreement, except as may be required by judicial or administrative process or, in the opinion of such party’s counsel, by other requirements of Applicable Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first inform the recipients of the confidential nature of such Information and require them to treat such Information confidentially. The term “Information” as used herein shall not include any information relating to a party which the party receiving such information can show: (i) to have been rightfully in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the receiving party; (iii) to have been received separately by the receiving party in an unrestricted manner from a Person entitled to disclose such information; or (iv) to have been developed independently by the receiving party without regard to any Information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom originally received all original and duplicate copies of materials containing Information and to destroy any summaries, analyses or extracts thereof or based thereon (whether in hard copy form or intangible media) upon the termination of this Agreement. Upon the return of all of Information by the recipient of such Information to the disclosing party, the recipient shall deliver written certification that it does not have any copies of Information in its possession. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information, which shall in no event be less than reasonable care. The provisions of this Section 6.1(b) shall survive for two (2) years after any termination of this Agreement.

Section 6.2                    Annual Meeting; Proxy Statement.

(a)          Parent shall take all actions necessary to duly call, give notice of, convene, and hold an annual meeting of its stockholders (the “Annual Meeting”) to consider and vote upon approval of the issuance of the Parent Shares pursuant to the terms of this Agreement and as soon as reasonably practicable. The stockholder vote required for the approval of the issuance of the Parent Shares shall be the vote required by State Law, Parent’s Certificate of Incorporation and the rules of the American Stock Exchange. The Board of Directors of Parent shall, subject to its fiduciary obligations to Parent’s stockholders under Applicable Law as advised by counsel, (i) recommend to the stockholders of Parent that they vote in favor of the issuance of such Parent Shares, (ii) use its Reasonable Efforts to solicit from the stockholders of Parent proxies in favor of such approval, and (iii) take all other action reasonably necessary to secure a vote of the stockholders of Parent in favor of such approval.

(b)          As promptly as practicable after the date hereof, Parent shall prepare and file with the Securities and Exchange Commission a proxy statement with respect to the Annual Meeting in accordance with Section 6.2(c) below.

(c)          Parent shall notify Seller promptly of the receipt of any comments on, or any requests for amendments or supplements to, such proxy statement by the Securities and Exchange Commission, and Parent shall supply Seller with copies of all correspondence between it and its representatives, on the one hand, and the Securities and Exchange Commission or members of its staff, on the other, with respect to the proxy statement. Parent, after consultation with Seller, shall use its Reasonable Efforts to respond promptly to any comments made by the Securities and Exchange Commission with respect to the proxy statement. Parent and Seller shall cooperate with each other in preparing the proxy statement, and Parent and Seller shall each use its Reasonable Efforts to obtain and furnish the information required to be included in the proxy statement. Parent and Seller each agrees promptly to correct any information provided by it for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to take all steps necessary to cause the proxy statement as so corrected to be filed with the Securities and Exchange Commission and to be disseminated promptly to holders of shares of Parent Common Stock, in each case as and to the extent required by Applicable Law.

Section 6.3                    No Solicitation.

(a)          From the date hereof until the earlier of the termination of this Agreement and the Effective Time, none of Seller, the Target Subsidiaries or any Affiliate, director, officer, employee, or representative of Seller or the Target Subsidiaries shall (i) directly or indirectly solicit or initiate discussions or negotiations with any Person (other than Parent) concerning any merger, consolidation, sale of assets, tender offer, sale of shares of capital stock, or similar transaction (each an “Acquisition Proposal”) involving any of the Target Subsidiaries; or (ii) disclose directly or indirectly to any Person preparing to make an Acquisition Proposal involving any of the Target Subsidiaries any confidential information regarding any of the Target Subsidiaries; or (iii) enter into any agreement, arrangement, understanding, or commitment regarding any Acquisition Proposal involving any of the Target Subsidiaries; provided, however, that the restrictions set forth in this Section 6.3(a) shall not apply to any Acquisition Proposal relating to Oil States International, Inc. and its subsidiaries as a whole.

(b)          Without limiting the foregoing, Seller agrees that any violation of the restrictions set forth in this Section by any officer, director, or employee of Seller or any of the Target Subsidiaries or any investment banker or other advisor or representative retained by Seller or any of the Target Subsidiaries, will be deemed to be a breach by Seller of the provisions of this Agreement. Seller agrees to use its Reasonable Efforts to ensure that the officers, directors, and employees of Seller or any of the Target Subsidiaries and any investment banker or other advisor or representative retained by Seller or any of the Target Subsidiaries are aware of the restrictions contained in this Section.

Section 6.4                    Third Party Consents. Each party hereto shall use its Reasonable Efforts to obtain all consents, approvals, orders, authorizations, and waivers of, and to effect all declarations, filings, and registrations with, all third parties (including Governmental Authorities) that are necessary, required, or reasonably determined by such party to be desirable to enable the parties hereto to effect the Merger as contemplated in this Agreement and to otherwise consummate the transactions contemplated herein.

Section 6.5                    Reasonable Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated in this Agreement.

Section 6.6                    Public Announcements. Except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, none of the parties hereto shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated herein without the prior written consent of the other party (which consent shall not be unreasonably withheld). Any such press release or public statement required by Applicable Law or by any such listing agreement shall only be made after reasonable notice to the other party.

Section 6.7                    Stock Exchange Listing. Parent shall use its Reasonable Efforts to cause the Parent Shares to be issued to Seller pursuant to this Agreement to be approved for listing on the American Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

Section 6.8                    Employee Benefit Plans.

(a)          From the Effective Time through December 31, 2006 (the “Transition Period”), Parent shall provide or cause the Upstream Surviving Company to provide, to the extent permissible under Applicable Law and the terms and conditions of the HWC Plans and HWC Programs, employees of the Target Subsidiaries as of the Effective Time (excluding, for purposes of this Section, employees covered by collective bargaining agreements) with coverage under the HWC Plans and HWC Programs listed on Schedule 3.25 as in effect at the Effective Time (subject to such modifications as may apply to such HWC Plans and HWC Programs generally during such period of coverage), and if Seller or one of its ERISA Affiliates (other than the Target Subsidiaries) sponsors any such HWC Plan or HWC Program (a “Seller Plan”), Seller shall or shall cause its ERISA Affiliate to continue to make coverage under such Seller Plan available during the Transition Period. Parent will pay or cause the Upstream Surviving Company to pay to the Seller Plans (or reimburse Seller in the event that Seller so requests in writing and payments are not required to be made directly to a Seller Plan) all required contributions that are directly attributable to the employees of the Target Subsidiaries. Seller has represented to Parent that those administrative expenses which are directly attributable to the employees of the Target Subsidiaries under the Seller Plan that is a 401(k) profit sharing plan will be separately billed to Parent by the third party administrator and that there are no other administrative costs with respect to the Seller Plans. Parent will pay or cause the Upstream Surviving Company to pay such 401(k) plan administrative expenses. To the extent not so permissible under Applicable Law or under the terms and conditions of the HWC Plans or HWC Programs, Parent shall provide, or cause the Upstream Surviving Company to provide, comparable employee benefits coverage to such employees during the Transition Period. From and after January 1, 2007, Parent shall provide, or cause the Upstream Surviving Company to provide, employees of the Target Subsidiaries with pension, welfare and other similar employee benefits under employee benefit plans, programs or arrangements that are no less favorable, in the aggregate, than the comparable employee benefits provided by Parent and the Parent Subsidiaries to similarly situated employees of Parent and the Parent Subsidiaries. Upon the Closing, Seller will cause any of its ERISA Affiliates (other than the Target Subsidiaries) that are participating in the HWC Plans and HWC Programs sponsored by the Target Subsidiaries to withdraw from such HWC Plans and HWC Programs.

(b)          Parent shall assume, or shall cause the Upstream Surviving Company to assume, all obligations of Oil States International, Inc. under the Oil States International, Inc. Change of Control Severance Plan for Selected Members of Management, as amended (the “Change of Control Plan”), to provide all Severance Benefits (as defined in the Change of Control Plan) that may become due and payable under the Change of Control Plan to the members of management of the Target Subsidiaries listed on Schedule 6.8(b).

(c)          After the Effective Time, the Target Subsidiaries will have no liability under any employee benefit plan, program or arrangement sponsored or contributed to by Seller or its ERISA Affiliates, other than as specifically provided in this Section 6.8

Section 6.9                    Parent Stock Options . At the Effective Time, Parent shall issue options to purchase shares of Parent Common Stock to the employees of the Target Subsidiaries and in the denominations set forth on Schedule 6.9 (the “Parent Stock Options”).

Section 6.10                  Parent Information.

(a)          Following the Closing and until such time as the financial statements of Seller or any of its Affiliates are no longer impacted by the ownership by Seller or any such Affiliate of any of the Parent Shares, (i) Parent shall give Seller, its Affiliates and their respective authorized representatives reasonable access to, and upon request shall deliver promptly to Seller, its Affiliates and their respective authorized representatives, such true, complete and accurate financial and other information regarding Parent, the Parent Subsidiaries and any other subsidiaries of Parent as Seller or any of its Affiliates shall reasonably require in connection with the preparation of its financial statements or to otherwise satisfy its legal obligations and (ii) Parent will comply with all Applicable Laws related to its books and records, internal controls and financial statements. Unless required by Applicable Law or by the rules of any national securities exchange on which any securities of Seller or any of its Affiliates are listed (in either which case Seller will promptly advise Parent and its counsel prior to disclosure), Seller will not, and will cause its Affiliates and representatives not to, disclose to any person any such financial or other information provided pursuant to clause (i) above without the prior written consent of, or disclosure thereof by, Parent.

(b)          Following the Closing and until such time as Seller’s pending matter with the SEC has been finally resolved and is subject to no further appeals, Parent shall give Seller, its Affiliates and their respective authorized representatives reasonable access to the books and records of Target and the Target Subsidiaries and shall make available the officers and employees of Target and the Target Subsidiaries, in each case as reasonably requested by Seller in connection with Seller’s pending matter with the SEC.

Section 6.11                  Expenses.  Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred by any party shall be borne by the party incurring such fees and expenses; provided, however, that fees and expenses incurred by Seller on behalf of or for the benefit of the Target Subsidiaries in connection with this Agreement and the transactions contemplated herein shall be reimbursed by Parent promptly after Closing, if Closing occurs. Notwithstanding the foregoing, in the event of the termination of this Agreement pursuant to Section 9.1(f) by Seller, Parent shall reimburse Seller all reasonable fees and expenses incurred by Seller and the Target Subsidiaries in connection with this Agreement and the transactions contemplated herein as liquidated damages, and there shall be no additional liability hereunder on the part of Parent, Merger Sub or Acquisition Sub or any of their respective directors, officers, employees, stockholders, representatives or Affiliates.

Section 6.12                  Regulatory Filings. From the date of this Agreement until the Closing:

(a)          Each of Seller and Parent shall, and shall cause their respective Affiliates to (i) make or cause to be made the filings required of such party or any of its Affiliates under any Applicable Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable following the reasonable determination by the parties that such a filing is required (but in any event no later than 30 days prior to the anticipated Closing Date), (ii) cooperate with the other parties hereto and furnish all information in such party’s possession that is necessary in connection with such other parties’ filings, (iii) use Reasonable Efforts to cause the expiration of the notice or waiting periods under any Applicable Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other parties hereto of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (v) consult and cooperate with the other parties hereto in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any party hereto in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vi) comply, as promptly as is reasonably practicable, with any requests received by such party or any of its Affiliates under any such Applicable Laws for additional information, documents or other materials, (vii) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (viii) use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Applicable Law. If a party hereto intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other parties hereto reasonable prior notice of, and an opportunity to participate in, such meeting.

(b)          In connection with any such filings, each of Parent and Seller shall cooperate in good faith with Governmental Authorities, shall undertake a reasonable commercial evaluation of the extent to which action proposed by any Governmental Authority would materially and adversely affect such part’s overall anticipated financial benefit from the transactions contemplated by this Agreement and/or its existing businesses and shall use Reasonable Efforts to undertake promptly any and all action reasonably required to complete lawfully the transactions contemplated by this Agreement provided the action does not materially and adversely affect such party’s overall anticipated financial benefit from the transactions contemplated by this Agreement and and/or its existing businesses.

Section 6.13                  Name Changes. Following the Closing, Seller shall change its name, and shall cause its subsidiary HWCES Mexico to change its name, in each case such that its name as amended does not contain the terms “HWC” or “HWCES.”

Section 6.14                  Certain Tax Matters.

(a)          Seller shall cause to be prepared and duly file all Tax Returns required to be filed by or with respect to any Target Subsidiary for all taxable years ending on or before the Closing Date (“Pre-Closing Tax Returns”) in a manner consistent with past practice of such Target Subsidiary and Seller. Seller shall be solely liable for and shall pay all Taxes due with respect to the Pre-Closing Tax Returns, except to the extent such Taxes are reflected as a current liability on the Closing Date Balance Sheets, for which amounts Parent shall be solely liable (“Parent Pre-Closing Taxes”). Seller shall deliver all Pre-Closing Tax Returns to Parent for its review and approval (which shall not be unreasonably withheld) at least fifteen (15) days before the due date thereof (with extensions). Parent shall deliver (or cause the Target Subsidiaries to deliver) to Seller by wire transfer in immediately available funds to an account designated by Seller at least five (5) days prior to the due date for any Pre-Closing Tax Returns, an amount equal to the Parent Pre-Closing Taxes. Seller shall then remit such Taxes to the relevant taxing authority in connection with the filing of the relevant Pre-Closing Tax Return.

(b)          Parent shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed by or with respect to any Target Subsidiary for all taxable years ending after the Closing Date (the “Post-Closing Tax Returns”). Parent shall deliver any Post-Closing Tax Return of any Target Subsidiary for the first taxable year ending after the Closing Date to Seller at least fifteen (15) days before the due date thereof (with extensions) for Seller’s review. At least five (5) days before the due date of any payment required to be made with respect to any such Post-Closing Tax Return, Seller shall pay to Parent the amount of any Pre-Closing Taxes (as defined in Section 6.14(c) below) with respect to such Post-Closing Tax Return, except to the extent such Pre-Closing Taxes are reflected as a current liability on the Closing Date Balance Sheets. Parent shall then remit such Taxes to the relevant taxing authority in connection with the filing of the relevant Post-Closing Tax Return. Parent and Seller shall cooperate with each other in connection with the preparation and filing of all such Post-Closing Tax Returns.

(c)          “Pre-Closing Taxes” shall mean Taxes for (i) taxable years ending on or before the Closing Date, and (ii) with respect to a taxable year beginning before and ending after the Closing Date, the portion of such taxable year ending on the Closing Date. For purposes of allocating liability for Taxes for a taxable year that includes (but does not end on) the Closing Date, the portion of such Taxes which relates to the portion of such taxable year ending on the Closing Date shall (x) in the case of any Taxes not based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire taxable year multiplied by a fraction the numerator of which is the number of days in the portion of the taxable year ending on the Closing Date and the denominator of which is the number of days in the entire taxable year, and (y) in the case of any Taxes based upon or related to income or receipts, be deemed to be the amount which would be payable if the relevant taxable year had ended on the Closing Date.

Section 6.15                  Insurance Proceeds. Following the Closing, if Seller or any of its Affiliates (other than the Target Subsidiaries) receives any Casualty Insurance Payment, Seller shall, or shall cause such Affiliate to, promptly deliver such insurance proceeds to Parent.

Section 6.16                  HWC Training Facility. Following the Closing, Parent shall provide (or cause the Parent Subsidiaries to provide) Seller or its designated Affiliate with access to and use of the HWC Training Facility on a no fee basis for an aggregate of 30 days per year. Seller (or such Affiliate) shall provide reasonable notice to Parent of its intent to use the HWC Training Facility, after which Seller (or such Affiliate) and Parent shall cooperate in good faith to determine the days on which Seller (or such Affiliate) shall be entitled to use the HWC Training Facility as provided by this Section 6.16. Without limiting the foregoing, Parent agrees that it shall use Reasonable Efforts to accommodate Seller (or such Affiliate) on the days preferred by Seller (or such Affiliate), it being acknowledged and agreed that Parent shall not be required to terminate or reschedule its (or its Affiliates’) use of the HWC Training Facility that is ongoing or previously scheduled at the time of its receipt of notice from Seller (or its designated Affiliate) contemplated by the foregoing sentence.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF SELLER AND HWC LLC

The obligations of Seller and HWC LLC to consummate the transactions contemplated in this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 7.1                    Representations and Warranties True. All the representations and warranties of Parent, Merger Sub and Acquisition Sub contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date that are qualified as to Parent Material Adverse Effect or materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date made and as of the Closing Date except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been so true and correct as of such specified date.

Section 7.2                    Covenants and Agreements Performed. Parent, Merger Sub and Acquisition Sub shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

Section 7.3                    Certificate. Seller shall have received a certificate executed on behalf of Parent by the President and the Vice President - Finance of Parent, dated the Closing Date, representing and certifying, in such detail as Seller may reasonably request, that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

Section 7.4                   Aggregate Consideration. Parent shall have delivered to Seller the Aggregate Consideration.

Section 7.5                    Appointment of Directors. Parent shall have taken all necessary corporate and other action to increase the size of the Board of Directors of Parent to a total of eight members and to appoint (i) three individuals designated by Seller and reasonably acceptable to Parent and (ii) one individual designated by Parent to replace an existing member of Parent’s Board of Directors, which person is reasonably acceptable to Seller, such appointments to be effective immediately following the Effective Time.

Section 7.6                    Stockholder Approval. The issuance of the Parent Shares shall have been duly and validly adopted and approved by the requisite vote of the stockholders of Parent in accordance with the Certificate of Incorporation and Bylaws of Parent, Applicable Law, and the rules of the American Stock Exchange.

Section 7.7                   Stock Exchange Listing. The Parent Shares to be issued to Seller pursuant to this Agreement shall have been approved for listing, subject to official notice of issuance, by the American Stock Exchange.

Section 7.8                    Parent Charter Amendment. Parent shall have obtained all director and stockholder approvals necessary to approve the Certificate of Amendment to its Certificate of Incorporation in the form attached hereto as Exhibit B (the “Parent Charter Amendment”) and such Parent Charter Amendment shall have been filed the with the Secretary of State of Delaware to become effective as of the Effective Time.

Section 7.9                    Registration Rights Agreement. Parent and Seller shall have entered into the registration rights agreement in the form set forth as Exhibit C hereto (the “Registration Rights Agreement”), with such changes thereto as may be reasonably acceptable to Parent and Seller.

Section 7.10                   Refinancing Transactions. Parent shall have (i) entered into definitive agreements with Wells Fargo Business Credit, Inc. or its Affiliates (the “Credit Facility Documents”) providing for financing on terms consistent with the commitment letter between Parent and Wells Fargo Business Credit, Inc. dated November 21, 2005 attached hereto as Exhibit D (the “Commitment Letter”) or as otherwise acceptable to Seller and (ii) used borrowings under the Credit Facility Documents to repay all of its obligations to The Prudential Insurance Company of America and San Juan Investments LLC.

Section 7.11                  Preferred Stock Redemption. Parent shall have redeemed or repurchased all outstanding shares of preferred stock of Parent on terms acceptable to Seller.

Section 7.12                  Termination of Registration Rights. The registration rights with respect to the shares of Parent Common Stock held by or issuable to Halliburton Energy Services, Inc. and The Prudential Insurance Company of America or their affiliates shall have been terminated in accordance with the terms of the Prudential Termination Agreement and the Halliburton Repurchase Agreement, respectively.

Section 7.13                  Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened that seeks to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein.

Section 7.14                 Consents and Approvals. All consents, approvals, orders, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authorities) required to be obtained or made by or on the part of the parties hereto for the consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect at the time of Closing, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

Section 7.15                  Rights Plan Amendment. Parent and American Stock Transfer & Trust Company, as Rights Agent, shall have entered into the Rights Plan Amendment in the form attached hereto as Exhibit E (the “Rights Plan Amendment”).

Section 7.16                  Parent Stock Options. Parent shall have issued the Parent Stock Options to the employees of the Target Subsidiaries and in the denominations set forth on Schedule 6.9.

Section 7.17                 Other Documents. Seller shall have received the certificates, instruments, and documents listed below:

(a)          A copy of the resolutions of the respective Boards of Directors of Parent and Acquisition Sub authorizing the execution, delivery, and performance by Parent and Acquisition Sub of this Agreement and the Transaction Documents to which Parent or Acquisition Sub, as applicable, will be a party, certified by the secretary or an assistant secretary of Parent.

(b)          Copies of the resolutions of the Managers of Merger Sub and those of Parent, as the sole member of Merger Sub, authorizing the execution, delivery, and performance by Merger Sub of this Agreement and the Transaction Documents to which it will be a party, certified by the secretary or an assistant secretary of Merger Sub.

(c)          A certificate from the Secretary of State of Delaware, dated not more than ten days prior to the Closing Date, as to the legal existence and good standing of Parent, Merger Sub, Acquisition Sub and each other Parent Subsidiary incorporated or formed under the laws of such state.

(d)          A certificate from the Secretary of State or equivalent office of each other jurisdiction in which the other Parent Subsidiaries are incorporated or formed, dated not more than ten days prior to the Closing Date, as to the legal existence and good standing of such Parent Subsidiaries under the laws of such jurisdictions.

(e)          Such other certificates, instruments, and documents as may be reasonably requested by Seller to carry out the intent and purposes of this Agreement.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUB  AND ACQUISITION SUB

The obligations of Parent, Merger Sub and Acquisition Sub to consummate the transactions contemplated in this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.1                    Representations and Warranties True. All the representations and warranties of Seller contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date that are qualified as to Target Material Adverse Effect or materiality shall be true and correct and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date made and as of the Closing Date except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been so true and correct as of such specified date.

Section 8.2                   Covenants and Agreements Performed. Seller and HWC LLC shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

Section 8.3                   Certificate. Parent shall have received a certificate executed on behalf of Seller by the President and any Vice President of Seller, dated the Closing Date, representing and certifying, in such detail as Parent may reasonably request, that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

Section 8.4                   Share Certificates. Seller shall have delivered to Merger Sub certificates representing the HWCES Shares, the HWC Limited Shares and the HWC LLC Membership Interests, in each case accompanied by duly executed stock powers.

Section 8.5                    Stockholder Approval. The issuance of the Parent Shares shall have been duly and validly adopted and approved by the requisite vote of the stockholders of Parent in accordance with the Certificate of Incorporation and Bylaws of Parent, Applicable Law, and the rules of the American Stock Exchange.

Section 8.6                   Stock Exchange Listing. The Parent Shares shall have been approved for listing, subject to official notice of issuance, by the American Stock Exchange.

Section 8.7                   Refinancing Transactions. Parent shall have (i) entered into the Credit Facility Documents with Wells Fargo Business Credit, Inc. or its Affiliates on terms consistent with the Commitment Letter or as otherwise acceptable to Parent and (ii) used borrowings under the Credit Facility Documents to repay all of its obligations to The Prudential Insurance Company of America and San Juan Investments LLC.

Section 8.8                   Preferred Stock Redemption. Parent shall have redeemed or repurchased all outstanding shares of preferred stock of Parent on terms acceptable to Parent.

Section 8.9                  Credit Agreement Releases. Seller shall have caused (a) the Credit Agreement Encumbrances to have been released insofar as they cover the shares of capital stock of the Target Subsidiaries and the assets of the Target Subsidiaries and (b)  the Target Subsidiaries to have been released from liability for any guarantees of the Credit Agreement Indebtedness;

Section 8.10                 Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened that seeks to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein.

Section 8.11                 Consents and Approvals. All consents, approvals, orders, authorizations, and waivers of, and all declarations, filings, and registrations with, third parties (including Governmental Authorities) required to be obtained or made by or on the part of the parties hereto or otherwise reasonably necessary for the consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect at the time of Closing, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

Section 8.12                  Rights Plan Amendment. Parent and American Stock Transfer & Trust Company, as Rights Agent, shall have entered into the Rights Plan Amendment.

Section 8.13                  Other Documents. Parent shall have received the certificates, instruments, and documents listed below:

(a)          A copy of the resolutions of the Board of Directors of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which it will be a party, certified by the secretary or an assistant secretary of Parent.

(b)          Copies of the resolutions of the Seller, as the sole member of HWC LLC, authorizing the execution, delivery, and performance by HWC LLC of this Agreement and the Transaction Documents to which it will be a party, certified by the secretary or an assistant secretary of HWC LLC.

(c)          A certificate from the Secretary of State of Delaware, dated not more than ten days prior to the Closing Date, as to the legal existence and good standing, respectively, of each of the Target Subsidiaries under the laws of such state.

(d)          The written resignation from the Board of Directors of each of the Target Subsidiaries of each member of such Board, such resignation to be effective at the Effective Time.

(e)          The written resignation of each officer of each of the Target Subsidiaries, as requested by Parent at least three business days prior to the Closing Date, with such resignations to be effective at the Effective Time.

(f)          Seller shall have executed and delivered to Parent a Certification of Non-Foreign Status, certifying that Seller is not a foreign person, in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2).

(g)          Such other certificates, instruments, and documents as may be reasonably requested by Parent to carry out the intent and purposes of this Agreement.

ARTICLE IX
TERMINATION, AMENDMENT, AND WAIVER

Section 9.1                    Termination. This Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing in the following manner:

(a)          by mutual written consent of Seller and Parent; or

(b)          by either Seller or Parent, if the Closing shall not have occurred on or before April 1, 2006, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (b); or

(c)          by Parent, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Seller or HWC LLC set forth in this Agreement or if any representation or warranty of Seller is untrue, in either case such that the conditions set forth in Article VIII would not be satisfied and such breach or untruth is not curable by Seller or if curable, is not cured within 30 days after notice thereof has been received by Seller;

(d)          by Seller, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Parent, Merger Sub or Acquisition Sub set forth in this Agreement or if any representation or warranty of Parent, Merger Sub or Acquisition Sub is untrue, in either case such that the conditions set forth in Article VIII would not be satisfied and such breach or untruth is not curable by Parent, Merger Sub or Acquisition Sub or, if curable, is not cured within 30 days after notice thereof has been received by Parent;

(e)          by Parent or Seller, if the requisite stockholder approval is not obtained at the Annual Meeting (including any adjournment or postponement thereof);

(f)          by Seller, if the Board of Directors of Parent (i) fails to recommend, or withdraws, modifies or changes in any manner adverse to Seller its recommendation of, this Agreement and the Merger to the stockholders of Parent or (ii) resolves to take any such action (provided that the Board of Directors of Parent shall not be entitled to take any such action except (x) in compliance with its fiduciary obligations to Parent’s stockholders under Applicable Law as advised by counsel or (y) in circumstances that would otherwise permit Parent to terminate this Agreement in accordance with Section 9.1(c) above); or

(g)          by either Seller or Parent, if there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Authority shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated herein, and such order, decree, ruling, or other action shall have become final and nonappealable.

Section 9.2                    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by Parent or Seller, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Merger Sub, Acquisition Sub, Seller or HWC LLC, or any of their respective directors, officers, employees, stockholders, or representatives, except that the agreements contained in this Section and in Sections 6.1(b), 6.6 and 6.11 and in Article XI (to the extent relevant) shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for any breach of this Agreement.

Section 9.3                    Amendment. Any provision of this Agreement (including the Exhibits hereto) may be amended, to the extent permitted by Applicable Law, prior to the Effective Time if, and only if, such amendment is in writing and signed by each of the parties hereto.

Section 9.4                    Waiver. Each of the parties to this Agreement may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE X
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 10.1                   Survival of Representations and Warranties.

(a)          All representations and warranties of the parties hereto contained in this Agreement or in any Transaction Document delivered pursuant hereto shall survive the Closing, regardless of any investigation made by or on behalf of any party, for a period of 18 months following the Closing Date; provided, however, that the representations and warranties of Seller contained in Sections 3.3, 3.6, 3.10 and 3.15 and of Parent contained in Sections 4.3, 4.6, 4.7, 4.8, 4.13 and 4.18 shall survive until the fourth anniversary of the Closing Date (each such anniversary and time of expiration, a “Survival Date”). From and after a Survival Date, no party hereto or any shareholder, director, officer, employee, or Affiliate of such party shall be under any liability with respect to any representation or warranty to which such Survival Date relates, except with respect to matters as to which notice has been received in accordance with Section 10.1(b).

(b)          No party hereto shall have any indemnification obligation pursuant to this Article X in respect of any representation or warranty to which a Survival Date relates unless before the Survival Date for such representation or warranty it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation or warranty is sought. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis, of such claim, (ii) an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim; provided, however, that any notice which the party seeking indemnification delivers to the indemnifying party prior to the Survival Date which notifies the indemnifying party of the existence of a claim and, notwithstanding the failure of such notice to meet the requirements set forth in clauses (i), (ii), and (iii) above, does not materially prejudice the indemnifying party’s ability to defend such claim, shall be deemed to have met the requirement of delivery of notice prior to the Survival Date for the purpose of preserving the indemnified party’s right to indemnification pursuant to this Article X.

Section 10.2                   Indemnification by Seller. Subject to the terms and conditions of this Article X, Seller shall indemnify, defend, and hold harmless Parent and its Affiliates (the “Parent Indemnified Parties”) from and against (a) any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses), of any nature whatsoever (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred by the Parent Indemnified Parties, directly or indirectly, by reason of or resulting from any untruth, inaccuracy or breach of any of Seller’s representations, warranties, covenants, or agreements contained in this Agreement or in any Transaction Document delivered pursuant hereto and (b) those specific matters identified on Schedule 10.2 hereto (collectively, “Parent Claims”).

Section 10.3                   Indemnification by Parent. Subject to the terms and conditions of this Article X, Parent shall indemnify, defend, and hold harmless Seller and its Affiliates (the “Seller Indemnified Parties”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by the Seller Indemnified Parties, directly or indirectly, by reason of or resulting from any untruth, inaccuracy or breach of any of Parent’s representations, warranties, covenants, or agreements contained in this Agreement or in any Transaction Document delivered pursuant hereto (collectively, “Seller Claims”).

Section 10.4                   Limitation of Liability. The indemnification obligations of the parties hereto pursuant to this Article X shall be subject to the following limitations and other provisions:

(a)          The amount of Damages required to be paid by any party to indemnify any other party pursuant to this Article X as a result of any Parent Claim or any Seller Claim shall be reduced to the extent of any amounts actually received by such other party after the Closing Date pursuant to the terms of the insurance policies (if any) covering such claim.

(b)          Any indemnity payments owed by any party to any other party pursuant to this Article X shall be reduced by any tax benefits to the party claiming indemnity under this Article X and increased by any tax detriments to the party claiming indemnity under this Article X.

(c)          The maximum aggregate amount of Damages for which Seller shall be liable for Parent Claims made pursuant to Section 10.2 shall be an amount equal to (i) $39 million, with respect to Parent Claims related to Seller’s representations and warranties contained in Sections 3.3, 3.6, 3.15 and 3.29 and (ii) $3.9 million, with respect to Parent Claims related to Seller’s other representations and warranties (it being understood that the maximum total amount of Damages for which Seller shall be liable for all Parent Claims made pursuant to Section 10.2 shall be an amount equal to $39 million).

(d)          The maximum aggregate amount of Damages for which Parent shall be liable for Seller Claims made pursuant to Section 10.3 shall be an amount equal to (i) $39 million, with respect to Seller Claims related to Parent’s representations and warranties contained in Sections 4.3, 4.6, 4.7, 4.8, 4.18 and 4.29 and (ii) $3.9 million, with respect to Seller Claims related to Parent’s other representations and warranties (it being understood that the maximum total amount of Damages for which Parent shall be liable for all Seller Claims made pursuant to Section 10.3 shall be an amount equal to $39 million).

(e)          Except as otherwise provided in the immediately following sentence, no Parent Indemnified Party shall be entitled to indemnification from Seller pursuant to Section 10.2(a) with respect to Damages relating to Seller’s representations and warranties until the aggregate amount of such Damages incurred or suffered by all Parent Indemnified Parties under such section exceeds $390,000 (the “Seller Indemnity Deductible”), and then only for the amount by which such Damages exceed the Seller Indemnity Deductible. Parent Claims made (i) pursuant to Section 10.2(a) hereof with respect to Seller’s representations and warranties contained in Sections 3.3, 3.6, 3.15 and 3.29, (ii) pursuant to Section 10.2(b) and (iii) with respect to the Excluded Assets are not subject to the Seller Indemnity Deductible and shall be fully reimbursable.

(f)          Except as otherwise provided in the immediately following sentence, no Seller Indemnified Party shall be entitled to indemnification from Parent pursuant to Section 10.3 with respect to Damages relating to Parent’s, Merger Sub’s and Acquisition Sub’s representations and warranties until the aggregate amount of such Damages incurred or suffered by all Seller Indemnified Parties under such section exceeds $390,000 (the “Parent Indemnity Deductible”), and then only for the amount by which such Damages exceed the Parent Indemnity Deductible. Seller Claims made pursuant to Section 10.3 hereof with respect to Parent’s representations and warranties contained in Sections 4.3, 4.6, 4.7, 4.8, 4.18 and 4.29 are not subject to the Parent Indemnity Deductible and shall be fully reimbursable.

(g)          Seller shall have no liability for the reasonably foreseeable Damages relating to any untruth, inaccuracy or breach of a representation or warranty in this Agreement by Seller of which Parent had actual knowledge on or prior to the date of this Agreement.

(h)          Parent shall have no liability for the reasonably foreseeable Damages relating to any untruth, inaccuracy or breach of a representation or warranty in this Agreement by Parent, Merger Sub or Acquisition Sub of which Seller had actual knowledge on or prior to the date of this Agreement.

Section 10.5                   Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice from a third party of the commencement of any action (a “Third-Party Claim”), such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such Third-Party Claim is prejudiced thereby. In case any such Third-Party Claim shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such Third-Party Claim, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such Third-Party Claim, or if the indemnifying party has elected to assume the defense of such Third-Party Claim and thereafter fails to diligently pursue the defense of such Third-Party Claim, the indemnified party shall be entitled to assume the defense of such Third-Party Claim with counsel of its own choice, at the expense of the indemnifying party. If such Third-Party Claim is asserted against both the indemnifying party and the indemnified party and there is a conflict of interest which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such Third-Party Claim, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld). If the indemnified party assumes the defense of such Third-Party Claim, (x) no compromise or settlement thereof may be effected by the indemnified party without the indemnifying party’s written consent (which shall not be unreasonably withheld).

Section 10.6                   Satisfaction of Parent Claims.

(a)          If amounts are finally determined to be owing to Parent from Seller as a result of a Parent Claim pursuant to this Article X, then Seller shall be entitled, in its sole discretion, to elect to satisfy such amounts by (i) paying such amounts in cash, (ii) offsetting such amounts first against any unpaid interest on the HWC Limited Acquisition Note and then against the unpaid balance of principal on the HWC Limited Acquisition Note, (iii) offsetting such amounts first against any unpaid interest on the HWC LLC Merger Note and then against the unpaid balance of principal on the HWC LLC Merger Note or (iv) any combination of the foregoing.

(b)          If Seller chooses to offset against the HWC Limited Acquisition Note in accordance with Section 10.6(a)(ii) or against the HWC LLC Merger Note in accordance with Section 10.6(a)(iii) any amounts finally determined as owing by Seller to Parent, Seller shall give notice in accordance with Section 11.1 to Parent of its decision within ten days of such final determination, whereupon Parent shall promptly (but in any event within ten days of such notice) deliver to Seller a replacement promissory note or notes reflecting the new principal amount(s) following such offset(s) (if applicable).

Section 10.7                   Exclusive Remedy.

(a)          Except with respect to any covenants or agreements that by their terms are to be performed after the Closing, in the absence of Fraud, the parties hereto acknowledge and agree that from and after the Closing, the indemnification provisions in this Article X shall be the exclusive remedy of the parties hereto with respect to the transactions contemplated by this Agreement; provided, however, that the foregoing shall not limit the right of any such party to seek any equitable remedy available to enforce the rights of such party under this agreement or any other transaction. With respect to (i) actions for breaches of covenants or agreements that by their terms are to be performed after the Closing and (ii) actions for Fraud, (A) the right of a party to be indemnified and held harmless pursuant to this Article X shall be in addition to and cumulative of any other remedy of such party at law or in equity and (B) no such party shall, by exercising any remedy available to it under this Article X, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

(b)          Notwithstanding anything to the contrary herein, no party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, lost profits or lost benefits, damage to reputation or loss to goodwill, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from any other party’s sole, joint, concurrent or other negligence, strict liability or other fault.

ARTICLE XI
MISCELLANEOUS

Section 11.1                   Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, or (iv) sent by telecopy, facsimile or e-mail transmission, answer back requested, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Parent, Merger Sub or Acquisition Sub:

Boots & Coots International Well Control, Inc.
11615 N. Houston-Rosslyn
Houston, Texas 77086
Attention: Jerry Winchester, Chief Executive Officer
Telefax: (281) 931-8302

with a copy (which shall not constitute notice) to:

Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Attention: William T. Heller IV
Telefax: (713) 654-1871

If to Seller or HWC LLC:

c/o Oil States International, Inc.
333 Clay Street, Suite 4620
Houston, Texas 77002
Attention: Douglas Swanson, Chief Executive Officer
Telefax: (713) 652-0499

with copies (which shall not constitute notice) to:

Oil States International, Inc.
13111 Northwest Freeway, Suite200
Houston, Texas 77040
Attention: Vice President - Legal
Telefax: (713) 510-2222

and

Vinson & Elkins LLP
First City Tower
1001 Fannin Street, Suite 2300
Houston, Texas 77002-6760
Attention: Scott N. Wulfe
Telefax: (713) 615-5637

Such notices, requests, demands, and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy, facsimile or e-mail transmission, when the answer back is received.

Section 11.2                   Entire Agreement. This Agreement, together with the Schedules, Exhibits, Annexes, and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 11.3                   Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors or sole members, at any time before or after approval of matters presented in connection with the Merger by the Parent stockholders, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 11.4                   Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties, except that (i) Merger Sub and Acquisition Sub may assign to Parent or any other direct or indirect wholly owned subsidiary of Parent any of Merger Sub’s or Acquisition Sub’s (as applicable) rights, interests, or obligations hereunder and (ii) Parent may assign to any corporation hereafter organized as a parent or holding company of Parent any of Parent’s rights, interests, or obligations hereunder, in each instance upon notice to Seller. Except as provided in Sections 6.8, 6.9, 10.2 and 10.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.5                   Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 11.6                   GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 11.7                   Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

Section 11.8                   References. All references in this Agreement to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes,” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Each reference herein to a Schedule, Exhibit, or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit, or Annex to this Agreement. All Schedules, Exhibits, and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 11.9                   Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

Section 11.10                 Injunctive Relief; Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

Section 11.11                 Completion of Schedules. Unless the context otherwise requires, all capitalized terms used in the schedules hereto shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in such schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed therein. No disclosure in any schedule hereto relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the schedules hereto shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business or required to be disclosed therein. Each disclosure in any schedule hereto shall constitute disclosure for purposes of the corresponding Sections or subsections of this Agreement expressly referred to in such schedule and any other Section or subsections of this Agreement to the extent such disclosure is made in such a way as to make its relevance to such other Section or subsections readily apparent.

Section 11.12                 Consent to Jurisdiction.

(a)          The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas and the federal courts of the United States of America, in each case located in Houston, Texas, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

(b)          Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in the manner specified by the provisions of Section 10.1.

ARTICLE XII
DEFINITIONS

Section 12.1                   Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

“Aggregate Consideration” means the HWCES Consideration, the HWC Limited Consideration and the HWC LLC Consideration.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Environmental Laws” means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law (including but not limited to common law under which claims for personal injury and property damage can be pursued), injunction or other authorization in effect on the date hereof or at a previous time: (a) relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) relating to the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials; (c) relating to occupational health and safety; (d) relating to environmental regulation of oil and gas operations; or (e) otherwise relating to the pollution of the environment, hazardous materials handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

“Applicable Law” means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified Person or property is subject.

“Casualty Insurance Payment” means proceeds from insurance applicable to or on account of loss or damage to properties or the economic benefits thereof of any of the Target Subsidiaries, including in respect of a Unit 104 Loss or a Unit 123 Loss.

“Code” means the Internal Revenue Code of 1986, as amended.

“Credit Agreement” means the Credit Agreement, dated as of October 30, 2003, among Oil States International, Inc., the Lenders named therein and Wells Fargo Bank Texas, National Association, as Administrative Agent and U.S. Collateral Agent; and Bank of Nova Scotia, as Canadian Administrative Agent and Canadian Collateral Agent; Hibernia National Bank and Royal Bank of Canada, as Co-Syndication Agents and Bank One, NA and Credit Lyonnais New York Branch, as Co-Documentation Agents, as amended by Amendment No. 1 thereto dated as of January 1, 2005..

“Credit Agreement Encumbrances” means Encumbrances created pursuant to the Credit Agreement or the Security Documents (as defined in the Credit Agreement).

“Credit Agreement Indebtedness” means indebtedness arising under the Credit Agreement or the Security Documents (as defined in the Credit Agreement).

“Encumbrances” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means all members of a controlled group of business organizations and all trades or businesses (whether or not incorporated) under common control that, together with such Person, are treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (i) all of the outstanding capital stock and other equity interests in HWCES Mexico, S de R.L. de C.V., Stinger Mexicana, S.A. de C.V., Stinger Wellhead International, Inc. and Quality Oilfield Services (2001) Ltd. and (ii) the Intellectual Property set forth on Schedule 12.1.

“Fraud” means the intentional and knowing misrepresentation of a fact material to the transactions contemplated hereby made with the intent of inducing any other party hereto to enter into this Agreement and consummate the transactions contemplated hereby and upon which such other party has relied.

“Governmental Authority” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

“Halliburton Repurchase Agreement” means that certain Securities Repurchase and Waiver Agreement dated as of the date hereof between Parent and Halliburton Energy Services, Inc.

“Hazardous Material” means (a) any “hazardous substance,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder; (b) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act, as amended, and any regulations promulgated thereunder; (c) any solid, gas, liquid, chemical, material, waste or substance regulated by any Applicable Environmental Law; (d) any radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq.; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; or (g) petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HWC Pension Plan” means each “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, which is sponsored, maintained or contributed to by the Target Subsidiaries or any of their respective ERISA Affiliates, or has been so sponsored, maintained or contributed to within six years prior to the Effective Time, inclusive of each such plan of the type described that is not subject to ERISA because it is maintained in a foreign jurisdiction (other than a plan required to be maintained by a Governmental Authority).

“HWC Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by the Target Subsidiaries for the benefit of the employees, officers or directors of the Target Subsidiaries, or has been so sponsored, maintained or contributed to within six years prior to the Effective Time, inclusive of each such plan of the type described that is not subject to ERISA because it is maintained in a foreign jurisdiction (other than a plan required to be maintained by a Governmental Authority).

“HWC Program” means each personnel policy, stock option, stock appreciation right, restricted stock, stock equivalent or stock purchase plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or termination pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice, or understanding (that is not an HWC Plan) which is sponsored, maintained or contributed to by the Target Subsidiaries for the benefit of the employees, officers or directors of the Target Subsidiaries, or has been so sponsored, maintained or contributed to within six years prior to the Effective Time, inclusive of each such program maintained in a foreign jurisdiction (other than a program required to be maintained by a Governmental Authority).

“HWC Training Facility” means the training facility located at 301 Ventura Blvd., Houma, Louisiana 70360.

“Intellectual Property” means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know how, technology, inventions, computer software (including documentation and object and source codes), and similar rights, and all registrations, applications, licenses, and rights with respect to any of the foregoing.

“IRS” means the Internal Revenue Service.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

“Parent Material Adverse Effect” means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations, condition (financial or otherwise), or prospects of Parent and the Parent Subsidiaries considered as a whole or (ii) to the ability of Parent or Merger Sub to perform on a timely basis any material obligation of such Person under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith.

“Parent Notes” means the HWC Limited Acquisition Note and the HWC LLC Merger Note.

“Parent Pension Plan” means each “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, which is sponsored, maintained or contributed to by Parent or an ERISA Affiliate of Parent, or has been so sponsored, maintained or contributed to within six years prior to the Effective Time, inclusive of each such plan of the type described that is not subject to ERISA because it is maintained in a foreign jurisdiction (other than a plan required to be maintained by a Governmental Authority).

“Parent Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by Parent or the Parent Subsidiaries for the benefit of the employees, officers or directors of Parent or the Parent Subsidiaries, or has been so sponsored, maintained or contributed to within six years prior to the Effective Time, inclusive of each such plan of the type described that is not subject to ERISA because it is maintained in a foreign jurisdiction (other than a plan required to be maintained by a Governmental Authority).

“Parent Program” means each personnel policy, stock option, stock appreciation right, restricted stock, stock equivalent or stock purchase plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or termination pay plan, policy, or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice, or understanding (that is not a Parent Plan) which is sponsored, maintained or contributed to by Parent or the Parent Subsidiaries for the benefit of the employees, officers or directors of Parent or the Parent Subsidiaries, or has been so sponsored, maintained or contributed to within six years prior to the Effective Time, inclusive of each such program maintained in a foreign jurisdiction (other than a program required to be maintained by a Governmental Authority).

“Parent Shares” means the HWCES Acquisition Parent Shares and the HWC LLC Merger Parent Shares.

“Parent Subsidiaries” means Merger Sub, Acquisition Sub, IWC Services, Inc., a Texas corporation (and including its subsidiaries: Hell Fighters, Inc., a Texas corporation, Boots & Coots Overseas, Ltd., organized under the laws of the British Virgin Islands (including its subsidiary Boots & Coots/IWC de Venezuela, S.A., organized under the laws of Venezuela), International Well Control Services, Ltd., organized under the laws of the Cayman Islands, and IWC Engineering, Inc., a Texas corporation), Boots & Coots Special Services, Inc., a Texas corporation, Elmagco, Inc., a Delaware corporation, Boots & Coots Services, Inc., a Delaware corporation, and Boots & Coots Canada, Ltd., organized under the laws of Alberta, Canada.

“Parent’s Knowledge” means the actual current knowledge of Jerry Winchester, Dee Edwards, Brian Keith and Kevin Johnson.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Authorities.

“Permitted Encumbrances” means (a) Encumbrances for Taxes or other governmental obligations not yet due or being contested in good faith for which appropriate reserves have been made in accordance with GAAP in Parent Financial Statements or HWC Financial Statements, as applicable, (b) Encumbrances incurred in connection with workers’ compensation, unemployment insurance and other types of social security obligations, (c) Encumbrances to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, governmental approvals, performance and return-of-money bonds and other similar obligations, (d) materialmen’s, warehousemen’s and mechanics Encumbrances and other similar Encumbrances arising by operation of law in the ordinary course of business for sums not yet due, (e) such defects, imperfections or irregularities of title, if any, as are not substantial in character, amount or extent and do not materially impair the conduct of normal operations to which such defects, imperfections or irregularities of title relate, (e) Encumbrances securing any liabilities disclosed in financial statements, (f) retention of title agreements with suppliers entered into in the ordinary course of business, (g) Encumbrances and other title defects, easements and encroachments that do not, individually or in the aggregate, materially impair the continued use as currently conducted of the assets to which such Encumbrances or other title defects, easements or encroachments relate, (h) Encumbrances in favor of lenders incurred on deposits made in the ordinary course of business in connection with maintaining bank accounts, and (i) Encumbrances that (A) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of any Target Subsidiary’s normal operations.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or other entity, and any Governmental Authority.

“Proceeding” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Authority.

“Prudential Termination Agreement” means that certain Termination Agreement dated as of the date hereof between Parent and The Prudential Insurance Company of America.

“Reasonable Efforts” means a party’s efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller’s Knowledge” means the actual current knowledge of Don Cobb and Gabe Aldape.

“Target Material Adverse Effect” means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Target Subsidiaries and their respective subsidiaries considered as a whole or (ii) to the ability of such Seller or HWC LLC to perform on a timely basis any material obligation of such Person under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith.

“Target Subsidiaries” means HWC LLC, HWC Limited and HWCES.

“Taxes” means all taxes, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profit, severance and employees’ income withholding and Social Security taxes imposed by the United States or any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country or by any other tax authority, including any interest, penalties or additions to tax attributable to such taxes.

“Tax Return” means any return, report, statement, election or information return, including any related or supporting information, with respect to Taxes.

“Transaction Documents” means each agreement, instrument, and document (other than this Agreement) executed or to be executed by Seller, HWC LLC, Parent, or Merger Sub in connection with the transactions contemplated by this Agreement, including without limitation the Registration Rights Agreement and the Parent Notes.

“Unit 104 Loss” means any loss or damage to Unit 104 and associated equipment.

“Unit 123 Loss” means the total constructive loss of Unit 123 and associated equipment.

“Working Capital” means current assets less current liabilities, each determined in accordance with GAAP and consistent with Seller’s past practices; provided, however, that current assets shall not include any insurance proceeds paid or payable to any of the Target Subsidiaries in respect of the Unit 123 Loss.

Section 12.2                   Certain Additional Defined Terms. In addition to such terms as are defined in the opening paragraph of and the recitals to this Agreement and in Section 11.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

Defined Term	Section Reference
AAA Rules	Section 2.1(b)
Acquisition Proposal	Section 6.3(a)
Acquisition Sub	Preamble
Agreement	Preamble
agreements	Sections 3.22(a) and 4.23(a)
Annual Meeting	Section 6.2(a)
Arbitration Panel	Section 2.1(b)
Certificate of Merger	Section 1.3(i)
Change of Control Plan	Section 6.8(b)
Closing	Section 1.4
Closing Date	Section 1.4
Closing Date Balance Sheets	Section 2.1(a)
Code	Preamble
Commitment Letter	Section 7.10
Credit Facility Documents	Section 7.10
Damages	Section 10.2
Disclose	Section 6.1(b)
Effective Time	Section 1.3(i)
FCPA	Section 3.11
GAAP	Section 2.1(a)
HWC Annual Financial Statements	Section 3.7
HWC Financial Statements	Section 3.7
HWC International	Preamble
HWC Latest Balance Sheet	Section 3.7
HWC Latest Financial Statements	Section 3.7
HWC Limited	Preamble
HWC Limited Acquisition Note	Section 1.2(b)
HWC Limited Closing Date Balance Sheet	Section 2.1(a)
HWC Limited Consideration	Section 1.2(b)
HWC Limited Shares	Section 1.2(a)
HWC Limited Working Capital Minimum	Section 2.1(a)
HWC LLC	Preamble
HWC LLC Closing Date Balance Sheet	Section 2.1(a)

Defined Term	Section Reference
HWC LLC Consideration	Section 1.3(b)
HWC LLC Effective Time	Section1.3(i)
HWC LLC Merger	Section 1.3(a)
HWC LLC Merger Note	Section 1.3(b)
HWC LLC Merger Note Increase	Section 2.1(c)
HWC LLC Merger Parent Shares	Section 1.3(b)
HWC LLC Working Capital Minimum	Section 2.1(a)
HWCES	Preamble
HWCES Acquisition Parent Shares	Section 1.1(b)
HWCES Consideration	Section 1.1(b)
HWCES Shares	Section 1.1(a)
HWCES Working Capital Minimum	Section 2.1(a)
HWCES Working Capital Surplus	Section 2.1(c)
Independent Accountant	Section 2.1(b)
Information	Section 6.1(b)
Merger	Preamble
Merger Sub	Preamble
Parent	Preamble
Parent Annual Financial Statements	Section 4.10
Parent Charter Amendment	Section 7.8
Parent Claims	Section 10.2
Parent Common Stock	Section 1.1(b)
Parent Financial Statements	Section 4.10
Parent Indemnified Parties	Section 10.2
Parent Indemnity Deductible	Section 10.4(f)
Parent Latest Balance Sheet	Section 4.10
Parent Latest Financial Statements	Section 4.10
Parent Note	Section 2.1(b)
Parent Permits	Section 4.16
Parent Pre-Closing Taxes	Section 6.14(a)
Parent Shares	Section 2.1(b)
Parent Stock Options	Section 6.9
Parent Working Capital Payment	Section 2.1(c)
PBGC	Section 3.25(c)
Pre-Closing Taxes	Section 6.14(c)
Pre-Closing Tax Returns	Section 6.14(a)
Post-Closing Tax Returns	Section 6.14(c)
Real Property	Section 3.20
Registration Rights Agreement	Section 7.9
Representatives	Section 6.1(b)
Rights Plan Amendment	Section 7.15
Seller	Preamble
Seller Claims	Section 10.3
Seller Indemnified Parties	Section 10.3
Seller Indemnity Deductible	Section 10.4(e)

Defined Term	Section Reference
Seller Working Capital Payment	Section 2.1(c)
State Law	Section 1.3(a)
Survival Date	Section 10.1(a)
Surviving Company	Section 1.3(a)
Target Permits	Section 3.13
Target Stock	Section 2.1(a)
Target Subsidiaries	Preamble
Third-Party Claim	Section 10.5
Upstream Certificate of Merger	Section 1.3(i)
Upstream Merger	Preamble
Upstream Surviving Company	Section 1.3(g)
Working Capital Dispute Notice	Section 2.1(b)
Working Capital Statement	Section 2.1(b)

Section 12.3                   Construction. Unless herein otherwise provided, or unless the context shall otherwise require, words importing the singular number shall include the plural number, and vice versa; the terms “herein,” “hereof,” “hereby,” and “hereunder,” or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section, or other subdivision in which any such terms may be employed; references to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement; a reference to any Person shall include such Person’s predecessors and successors; and all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles. Each reference herein to a Schedule or Exhibit refers to the item identified separately in writing by the parties hereto as the described Schedule or Exhibit to this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, all as of the day and year first above written.

PARENT:
Boots & Coots International Well Control, Inc.

By:	/s/ Jerry Winchester
Name:	Jerry Winchester
Title:	President and Chief Executive Officer

MERGER SUB:
HWC Acquisition LLC

By:	/s/ Jerry Winchester
Name:	Jerry Winchester
Title:	President

ACQUISITION SUB:
HWC Merger Corporation

By:	/s/ Jerry Winchester
Name:	Jerry Winchester
Title:	President

SELLER:
HWC Energy Services, Inc.

By:	s/ Cindy B. Taylor
Name:	Cindy B. Taylor
Title:	Senior Vice President

TARGET:
Hydraulic Well Control, LLC

By:	s/ Cindy B. Taylor
Name:	Cindy B. Taylor
Title:	Senior Vice President

EXHIBIT A-1

FORM OF HWC LIMITED ACQUISITION NOTE

EXHIBIT A-2

FORM OF HWC LLC MERGER NOTE

EXHIBIT B

FORM OF PARENT CHARTER AMENDMENT

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

COMMITMENT LETTER

EXHIBIT E

FORM OF RIGHTS PLAN AMENDMENT